        Exhibit 10.6

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. EXCLUDED INFORMATION IS MARKED AS [***] BELOW

LIMITED LIABILITY COMPANY AGREEMENT
OF
[***]
This Limited Liability Company Agreement (this “Agreement”) of [***], a Delaware limited liability company (the “Company”), is entered into effective as of May 9, 2025 (the “Effective Date”), by and between [***], a Delaware limited liability company (“Developer Member”), and [***], a Delaware limited liability company (“LandfillCo Member”), as the Members of the Company. This Agreement provides for the management and certain other rights and obligations of the Members of the Company under the laws of the State of Delaware.
Recitals:
A.LandfillCo Member and Developer Member or their respective Affiliates are parties to the Electric Project Agreements pursuant to which an Affiliate of Developer Member purchases from [***] and an Affiliate of LandfillCo Member, Landfill Gas (as defined in the Electric Project Agreements) collected from the Landfill and generates electricity for sale to a third party (the “Electric Project”).
B.The Members desire to form a limited liability company that will own, develop and operate a facility at the Landfill for the processing of Landfill Gas (as defined in the LFG Development Agreement) into renewable natural gas (“RNG”) pursuant to the terms of this Agreement and the other related agreements (the “Project”).
C.In connection with the commercial operation of the Project, [***] and Developer Member and their respective Affiliates desire to discontinue the operation of the Electric Project and terminate the Electric Project Agreements in accordance with the terms and conditions contained in the LFG Development Agreement.
Agreements:
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby adopt this Agreement and agree as follows:
SECTION 1. DEFINITIONS; THE COMPANY
1.1Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 12.19 or, if not defined therein, then shall have the meanings assigned to them in the LFG Development Agreement.
1.2Formation. The Company was formed as a Delaware limited liability company upon the filing of the Certificate of Formation (the “Certificate”) with the Delaware Secretary of
15Z8963

State on [***] under and pursuant to the provisions of the Act. The Members hereby agree to continue the Company in existence upon the terms and conditions set forth in this Agreement.
1.3Name. The name of the Company is “[***]”, or such other name or names as the Members may from time to time designate; provided that the name shall always contain the words “Limited Liability Company” or “LLC”.
1.4Purpose and Business. The purpose of the Company and its business is to construct, own and operate the Project, including the interconnection with third-party gas transportation pipelines and the sale of RNG and renewable energy credits/certificates to third parties, including the exercise of any and all rights with respect thereto related to the Project (the “Business”). The Company shall carry out the Business pursuant to the arrangements set forth in this Agreement.
1.5Intent. The Members intend that the Company shall be treated as a partnership for U.S. federal income tax purposes, and if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
1.6Principal Executive Office. The principal office and place of business of the Company shall be such location as the Members may from time to time designate. The Members may at any time cause the Company to establish offices or places of business in various jurisdictions and appoint agents for service of process in such jurisdictions.
1.7Registered Agent. As of the date of this Agreement, the Company’s agent for service of legal process is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The registered agent may be changed at any time by the Executive Committee.
1.8Term. The term of the Company began on the date of filing of the Certificate with the Delaware Secretary of State and will end when the Company is dissolved in accordance with the provisions of this Agreement or the Act.
1.9Filings. The Executive Committee and the Members shall take, or cause to be taken, any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company (a) under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other documents, instruments and publications as may be required by law, and (b) under the laws of any other jurisdictions in which the Company engages in the Business.
SECTION 2. MEMBERS; CAPITAL CONTRIBUTIONS
2.1Capital Structure; Members.
(a)Membership Interests Generally; Initial Capital Structure. The Interests of the Members shall have the rights and privileges, including voting rights, set forth in this Agreement.
(b)Members. The names of the Members, and their respective addresses, Capital Contributions and Percentage Interests shall initially be as set forth on Exhibit A attached hereto and incorporated herein. The Members shall amend Exhibit A from time to time to reflect the admission or withdrawal of any Member, the Transfer or relinquishment of any Interest, or any other change to the matters set forth therein.
2.2Capital Contributions.

(a)General. No Member shall be required to fund Capital Contributions to the Company beyond that in an approved Budget or Business Plan unless such Member agrees to do so in its sole discretion. Notwithstanding the foregoing, in the event of an Emergency Funding Determination, the Members may make Emergency Funding Loans (defined below) to the Company in the amount reasonably necessary to cure the circumstances underlying such Emergency Funding Determination as set forth in Section 2.2(e).
(b)Additional Capital. The Members shall contribute, as needed, all capital needed to complete the Project and realize the Commercial Operation Date, including, without limitation, funding reserves, and such further capital as reasonably necessary through the life of the Project as and when set forth in and in accordance with the approved Budget. All of such Capital Contributions shall be funded by the Members in proportion to their Percentage Interests.
(c)Form of Additional Capital. Capital Contributions made by the Members shall be in the form of cash unless the Members otherwise agree in writing.
(d)Failure to Make Capital Contributions. If a Member does not timely fund a Capital Contribution required under Section 2.2(b), then the funding Member may, in its sole discretion, fund as a loan (a “Loan”) to the non-funding Member all or part of the unfunded amount by advancing funds directly to the Company on behalf of the non-funding Member.
(i)Terms of Loans. A Loan shall (A) bear interest at the rate of SOFR plus [***] per annum, compounded annually, and (B) be due and payable in full fifteen (15) days following the later of (1) the 180th day following the date on which the Loan is made, or (2) the date on which written demand for payment is made by the funding Member to the non-funding Member.
(ii)Payment of Loans. While any Loan is outstanding, all payments and cash distributions of Net Cash Flow to which the non-funding Member is entitled shall be paid to the funding Member until all Loans have been paid in full. Amounts paid to the funding Member pursuant to the preceding sentence shall be treated as distributions to the non-funding Member, shall be debited to the non-funding Member’s Capital Account, and shall be treated for all purposes of this Agreement as though all such amounts had been distributed directly to the non-funding Member. If, upon the dissolution of the Company, the amount distributable by the Company to the non-funding Member is insufficient to satisfy in full all of its Loans, then the non-funding Member shall, within ten (10) days following dissolution, pay the funding Member an amount sufficient to satisfy in full the remaining balance of all Loans. At any time prior to the conversion of a Loan to a Capital Contribution, as provided in Section 2.2(d)(iii), the non-funding Member may repay all or any portion of the balance of principal and interest then outstanding on the Loan by making payment directly to the funding Member.
(iii)Conversion to Capital. If a Loan remains unpaid when due and payable in accordance with Section 2.2(d)(i), a funding Member may, for a period of sixty (60) days after the first day such Loan became due and payable, elect to treat all or any part of such Loan (including interest thereon) as a Capital Contribution to the Company. Such election shall be in writing to the non-funding Member and shall be effective on the date such election is made unless within fifteen (15) days after receipt of the notice, the non-funding Member repays such Loan in full. If a funding Member elects to treat all or any part of a Loan (including interest thereon) as a Capital Contribution, the amount so treated shall be debited to the non-funding Member’s Capital Account, and credited to the funding Member’s Capital Account, and the balance owed on the Loan shall be reduced in like amount. In conjunction with the conversion of a Loan to a Capital Contribution in accordance with this Section 2.2(d)(iii), each Member’s Percentage Interest shall be adjusted as of the date of the conversion in accordance with the following formula:

A	=	The aggregate Capital Contributions made to the Company by the applicable Member, after taking into account the amount of all Loans (including interest thereon) converted to Capital Contributions by the funding Member.
B	=	The aggregate Capital Contributions made to the Company by all Members.
Each Member’s New Percentage Interest		= (A ÷ B) x 100

(iv)Such Percentage Interests, as so adjusted, shall thereafter govern and control for all purposes of this Agreement, until a subsequent adjustment is made in accordance with this Section 2.2(d). Until a Loan is repaid in full, whether by actual repayment or by conversion of the Loan to a Capital Contribution, the non-funding Member shall be and remain liable to the funding Member to repay the entire Loan, including interest.
(e)Emergency Funding. Notwithstanding anything to the contrary in this Agreement, in the event of an Emergency Funding Determination, the Member making such Emergency Funding Determination shall provide the other Member with written notice that such Emergency Funding Determination has been made and the amount of the funds determined to be reasonably necessary to remedy such Emergency Funding Determination (the “Emergency Funding Amount”), and each Member may make an additional capital contribution to the Company in proportion to its respective Percentage Interests with respect to such Emergency Funding Amount; provided, however, if any Member does not promptly fund such Emergency Funding Amount as an additional capital contribution in proportion to its respective Percentage Interests, then no Member’s additional capital contribution will be accepted by the Company to fund such Emergency Funding Amount and each Member may instead promptly fund up to fifty percent (50%) of the Emergency Funding Amount (or the entire portion of the Emergency Funding Amount if the other Member does not promptly so fund such fifty percent (50%) of the Emergency Funding Amount) as a loan to the Company (an “Emergency Funding Loan”) bearing interest at the rate of SOFR per annum, compounded annually, which Emergency Funding Loan shall be repaid prior to any distributions are made to the Members (other than Priority Distributions, which will be senior) and shall mature five (5) years from the date such Emergency Funding Loan is funded.
2.3Limitations Pertaining to Capital Contributions.
(a)Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, except as otherwise provided in this Agreement or unless otherwise specifically agreed in writing by the Members at the time of such distribution.
(b)No Interest or Salary. Except as otherwise expressly provided in this Agreement or as may be set forth in a separate written agreement between the Company and a Member that is approved as provided in this Agreement, (i) no Member shall receive any interest or draw with respect to its Capital Contributions or its Capital Account, and (ii) no Member shall receive compensation for services rendered on behalf of the Company or otherwise in its capacity as a Member. In furtherance of the foregoing, the Members understand and agree that the Operational Agreements described in Section 5.1(f)(ii) are approved agreements with Members.

(c)Liability of Members. Except as agreed upon in writing by the applicable Member, a Member shall not be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Members, and except as otherwise required by the Act or by any other applicable law, the Members shall be liable only to make their Capital Contributions as provided in Section 2.2, and no Member shall be required to make any other Capital Contributions or to loan any amounts to the Company. No Member shall have any personal liability for the repayment of the Capital Contributions or Member Loans of the other Member. Except as required by law, no Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company.
(d)No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require any Member or the Executive Committee to solicit or demand Capital Contributions from the Members.
(e)Withdrawal. Except as provided in Section 7, no Member may withdraw from the Company or terminate its Interest therein without the prior written consent of the Members. Any Member that withdraws from the Company in breach of this Section 2.3(e):
(i)shall be treated as an assignee of a Member’s Interest, as provided in the Act;
(ii)shall not be relieved from any obligations under this Agreement;
(iii)shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and
(iv)shall continue to share in distributions from the Company, on the same basis as if such Member had not withdrawn; provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that would otherwise be distributed or paid by the Company to such Member.
2.4Third Party Debt Financing. From time to time the Company may determine to seek third-party debt financing for the Business. Any such financing shall be on such terms and conditions as the Members may approve, and may be fully recourse to the Company and its assets, but shall be nonrecourse to each Member and its assets other than its Interest. For the avoidance of doubt, no Member shall be required to guarantee any such debt financing unless such Member agrees to do so in its sole and absolute discretion.
2.5Member Loans and Other Additional Member Financing. If the Capital Contributions, any third party financing to the Company approved in the Budget, and/or the revenues of the Company are insufficient to satisfy capital requirements of the Company, or if bridge funds are needed by the Company on an interim basis, the Members may make loans to the Company (each, a “Member Loan”), but no Member shall be required to do so. Member Loans, including the terms thereof, must be approved by the Members in accordance with Section 5.2(e)(iii) and must be evidenced by a written promissory note executed by the Company in favor of the lending Member(s). Each Member shall be entitled to participate in the making of Member Loans in accordance with its Percentage Interest. Member Loans shall be fully recourse to the Company and its assets but nonrecourse as to each Member and its assets. All Member Loans shall be repaid in full out of available funds of the Company before any distribution may be made to any Member under Section 3.
2.6Opt-in to UCC Article 8, Certificates Representing Ownership of Interests. All Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware. Such Interests shall be evidenced by certificates in the form attached hereto as Exhibit B. Such certificates representing ownership of Interests shall be authorized only by the Members, shall be executed and delivered by the Members, shall be in the name of the Company, shall set forth the name of the Member and the number and class, if any, of any Interest owned or held by each such Member and shall bear the following legend: “THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS. THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, GIFT, EXCHANGE, ENCUMBRANCE OR OTHER DISPOSITION (“TRANSFER”) OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS PROHIBITED AND, TO THE FULLEST EXTENT PERMITTED BY LAW, VOID UNLESS SUCH TRANSFER COMPLIES WITH THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF [***] AS APPLICABLE TO TRANSFERS.” All certificates shall be consecutively numbered or otherwise identified. This provision shall not be amended, and any purported amendment to this provision, shall be null and void.
SECTION 3. DISTRIBUTIONS
3.1Net Cash Flow. Except as provided in Section 8, Net Cash Flow shall be distributed to the Members at such times and in such amounts as are determined by the Members in accordance with Section 5.2(e)(xix), but, following the Commercial Operations Date, no less frequently than quarterly. Except as provided in Section 8.2(c) with respect to distributions in connection with the liquidation of the Company, all distributions of Net Cash Flow shall be made to the Members in proportion to their respective Percentage Interests. The proceeds of any ITC Transfer received by the Company shall be distributed, net of ITC Transfer Costs incurred by the Company and not reimbursed by the ITC Transferor Member pursuant to Section 11.2, solely to the applicable ITC Transferor Member and shall not be treated as part of Net Cash Flow. To the extent the proceeds of any ITC Transfer are paid directly to the ITC Transferor Member, such amounts shall be deemed to have been paid to the Company and distributed to the applicable Member pursuant to this Section 3.1 for U.S. federal income tax purposes.
3.2Limitation on Distributions. Notwithstanding any other provision in this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company would exceed the Fair Market Value of the assets of the Company, or if such distribution would otherwise be prohibited by Section 18-607 of the Act or would violate the terms of any loan covenant to which the Company is a party.
3.3Distributions in Kind.
(a)General. Except as provided in Section 3.3(b), the Company shall not make distributions to the Members in property other than cash.
(b)Distributions of Company Attributes to LandfillCo Member. Notwithstanding the terms of Section 3.3(a), LandfillCo Member may request from time to time that distributions otherwise owed to LandfillCo Member under Section 3.1 be paid in the form of the credits, certificates, or similar benefits accruing to the Company described in Sections 2.6(b) and (c) of the LFG Development Agreement. LandfillCo Member, Developer Member and the Company agree to work in good faith and provide reasonable cooperation to determine the feasibility of any such requested in-kind distributions and facilitate the same if feasible to do so. For all purposes of this Agreement, (i) any such credits, certificates, or similar benefits distributed in kind to LandfillCo Member will be valued at their fair market value as mutually determined by the Members (and the amount so distributed for purposes of this Agreement shall be deemed equal to such fair market value), (ii) any unrealized profit or loss inherent in such credits, certificates, or similar benefits will be treated as recognized gain or loss for purposes of determining Profits and Losses of the Company for the taxable year of the distribution and (iii) any such credits, certificates, or similar benefits distributed in kind to LandfillCo Member shall not reduce the Royalty Payment payable to [***] pursuant to the LFG Development Agreement.
3.4Guaranteed Payments. In the event the aggregate capital for the design and construction of the Project and all actions necessary for the Project to achieve the Commercial Operations Date exceed $[***] (excluding any capital costs with respect to changes to the natural gas pipeline interconnect required by the utility as reasonably demonstrated by Developer Member to LandfillCo Member), the Members agree that (a) LandfillCo Member shall receive, and the Members shall cause the Company to make, a priority distribution of Net Cash Flow from the Company in the amount of the capital contributions LandfillCo Member made in excess of $[***] (such excess contribution amount, the “Priority Distribution Amount”), plus a preferred return at the rate of SOFR plus [***] per annum on such excess contribution amount (the “Preferred Return”), prior to any distributions being made to any of the other Members pursuant to this Section 3 or Section 8.2(d) and (b) such Preferred Return shall be treated as a guaranteed payment under Code Section 707(c) for U.S. federal income tax purposes.
SECTION 4. TAX ALLOCATIONS
4.1General Allocation Rules.
(a)General Allocation Rule. After giving effect to the special allocations set forth in Exhibit D, and subject to Section 8.2(d) governing the allocations for the taxable year in which the Company is liquidated, for each taxable year of the Company, Profits and/or Losses (including ITCs) shall be allocated to the Members in proportion to their respective Percentage Interests.
(b)Loss Limitation. Losses allocated pursuant to Section 4.1(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year. In the event one but not both of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.1(a), the limitation set forth in this Section 4.1(b) shall be applied on a Member by Member basis and Losses not allocable to a Member as a result of such limitation shall be allocated to the other Member in accordance with its positive Capital Account balance so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).
4.2Tax Allocations.
(a)Except as provided in Section 4.2(b), for federal, state and local income tax purposes, each item of income, gain, loss, deduction and credit will be allocated between the Members in the same manner and in the same proportion that the corresponding book items have been allocated between the Members’ respective Capital Accounts except that, if any such allocation is not permitted by the Code or other applicable law, then each subsequent item of income, gain, loss, deduction and credit will be allocated between the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company will be allocated between the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value. In addition, if the Tax Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Tax Value in the same manner as under Code Section 704(c). The Members will determine all allocations pursuant to this Section 4.2(b) using any reasonable method determined by the Executive Committee.
4.3Capital Accounts. A Capital Account shall be maintained for each Member in accordance with Code Section 704(b) and the Regulations thereunder, under uniform policies and procedures established by the Members.
4.4Treatment of Amounts Received from Transferred ITCs. Any amount received as consideration for the sale of ITCs pursuant to an ITC Transfer will be treated as tax exempt income to the Company and will be allocated to the Members in accordance with Code Section 6418(c)(1)(B) and any Treasury Regulations issued with respect thereto. For the avoidance of doubt, to the extent a Member fails to consummate a proposed ITC Transfer, the ITCs that were intended to be sold pursuant to such ITC Transfer shall be allocated to such Member in accordance with Section 4.1(a).
4.5Change in Members’ Membership Interests. If there is a change in any Member’s share of the Company’s Profits, Losses or other items during any year as a result of a change in such Member’s Percentage Interest whether by reason of a transfer of a Member’s Interest or otherwise, allocations among the Members shall be made in accordance with their interests in the Company from time to time during such year in accordance with Code Section 706, based on their Percentage Interests from time to time, using the closing of the books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Company for the entire year, and over the portion of a year after such asset is placed in service by the Company if such asset is placed in service during the year.
4.6Knowledge of Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Section 4 and Exhibit D and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Section 4 and Exhibit D in reporting their share of Company income and loss for income tax purposes.
SECTION 5. MANAGEMENT
5.1Member-Managed Status of the Company.
(a)General. Subject to the delegations set forth in Sections 5.1(f) and 5.2 (collectively, the “Delegations”) and the approved Budget then in effect, the full, exclusive and complete power to manage and control the business and affairs of the Company shall be vested in the Members, acting in accordance with their Percentage Interests except where their unanimous approval is required under this Agreement or the Act.
(b)Execution of the Documents. Subject to the Delegations, the Members shall have the power to execute instruments and documents and otherwise bind the Company in all matters relating to the business of the Company that are authorized or approved in accordance with the terms of this Agreement.
(a)Reliance by Third Parties. Subject to the Delegations, any third party shall be entitled to rely on all actions of the Members. Every instrument purporting to be the action of the Company and executed by the Members shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that, at the time of delivery thereof, this Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Members and the Company.
(b)Banking Resolution. The Members hereby authorize relevant officers of the Company to open and/or maintain all banking accounts as they deem necessary and to enter into any deposit agreements as are required by the financial institution at which such accounts are opened. The Executive Committee shall determine the individuals who shall have signing authority with respect to such banking accounts. Funds deposited into such accounts shall be used only for the business of the Company.
(c)Filing of Documents. The Members hereby authorize relevant officers of the Company to file or cause to be filed all certificates or documents necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware and any other state in which the Company may elect to transact business.
(d)Delegation to Officers and Members and Their Affiliates.
(i)Officers. The Members may, from time to time, delegate to one or more persons such authority and duties as the Members may deem advisable and consistent with the then-existing Budget. In addition, the Members may assign titles (including managing director, chair, chief executive officer, president, principal, vice president, secretary, assistant secretary, treasurer, or assistant treasurer) to such persons to whom authority has been delegated. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members and included in the Budget. Any delegation under this Section 5.1(f) may be revoked at any time by the Members in their sole discretion. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Executive Committee shall delegate to Developer Member the day-to-day management responsibility for the Company, the Business and the Project.
(ii)Members and Affiliates. Subject to the terms of Section 5.2(e), the Company shall contract with Developer Member or its Affiliates (or, with respect to the EPC Agreement, a mutually acceptable third party) for specific goods and/or services with respect to the Project and delegate to them specific authority pursuant to an engineering, procurement and construction agreement, a management services agreement, the RNG Marketing Agreement, and an operation and maintenance agreement (collectively, the “Operational Agreements”).
5.2Executive Committee.
(e)Composition; Appointment. The Members hereby establish an executive committee (the “Executive Committee”) to aid in the day-to-day management of the Company as provided in this Section 5.2. The names and addresses of the initial Executive Committee members are set forth on Exhibit C. The Members shall amend Exhibit C from time to time to reflect any approved changes thereto. The Executive Committee shall consist of four (4) persons. Each of the Members will appoint two (2) persons to the Executive Committee, one as the voting member and one as an alternate voting member (i.e., only votes in the absence of the initial voting member).
(i)Developer Member Executive Committee Members. Developer Member’s initial voting member of the Executive Committee shall be Adam Comora and Developer Member’s initial alternate voting member shall be Jonathan Maurer.
(ii)LandfillCo Member Executive Committee Members. LandfillCo Member’s initial voting member of the Executive Committee shall be its Director of Renewable Energy Development (or person having a similar title or responsibilities) and LandfillCo Member’s initial alternate voting member shall be its Senior Vice President, Sustainability Innovation (or person having a similar title or responsibilities).
(b)Resignation or Removal. Members of the Executive Committee shall serve until they resign, die or are removed in accordance with this Section 5.2(b). Upon resignation, death or removal of an Executive Committee member, the Member who made the appointment shall designate his or her replacement on the Executive Committee, subject to the limitations with respect to LandfillCo Member described in Section 5.2(a)(ii). A member of the Executive Committee may resign at any time by giving notice to the Members and the other members of the Executive Committee. The resignation of a member of the Executive Committee shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice. Unless otherwise specified in any notice of resignation, the acceptance of such resignation shall not be necessary to make it effective. If a member of the Executive Committee dies during office, such member shall be treated as having resigned effective as of the date of death. A member of the Executive Committee may be removed or replaced at any time by the Member that appointed him or her.
(c)Delegation of Authority to the Executive Committee. The Members hereby delegate to the Executive Committee the various obligations described in this Agreement and decision making with respect to the day-to-day operations of the Company, except for the matters specifically retained by the Members as described herein, including in Section 5.2(e) and the matters specifically delegated in the Operational Agreements. Such delegation may be expanded, contracted or eliminated by the Members at any time or from time to time in the Members’ discretion, acting jointly. The Executive Committee shall act as provided in Section 5.3.
(d)Discharge of Duties. The members of the Executive Committee shall discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The members of the Executive Committee shall devote to the Company and apply to the accomplishment of Company purposes so much of their time and attention as in their judgment is reasonably necessary to manage and operate properly and prudently the affairs of the Company in an executive capacity and not on a full-time basis.
(e)Reservation of Major Decisions to the Members. Notwithstanding any provision of this Agreement to the contrary, the Members expressly retain decision making with respect to the following matters (each, a “Major Decision”):
(i)Except for specific Capital Contributions set forth in the Budget, any call for Capital Contributions by the Members;
(ii)Any agreement, arrangement or understanding that creates liability for the Members beyond their respective Capital Contributions or Interests or that requires the provision of guarantees by the Members or their Affiliates;
(iii)(A) Any amendment to the Operational Agreements or any other agreement between the Company, on the one hand, and a Member or any Affiliate of a Member, on the other hand, (B) any termination, replacement or extension of any of the Operational Agreements or any other such agreement between the Company, on the one hand, and a Member or any Affiliate of a Member, on the other hand, (C) any waiver or exercise of any material right under any of the Operational Agreements or any other such agreement between the Company, on the one hand, and a Member or any Affiliate of a Member, on the other hand, or (D) any assignment (whether by operation of law, division, merger or otherwise) of any of the Operational Agreements or any other such agreement between the Company, on the one hand, and a Member or any Affiliate of a Member, on the other hand (or any interest, claim, right, benefit, duty, liability or obligation, in or under any of the Operational Agreements or any other such agreement between the Company, on the one hand, and a Member or any Affiliate of a Member, on the other hand), in whole or in part;
(iv)Any amendment of this Agreement;
(v)The admission of a new member, including the issuance of an Interest to a new member, except pursuant to and in accordance with Section 7;

(vi)(A) Any material change with respect to the Project, (B) the abandonment of, closure of, removal from service of or any material change with respect to the Project, (C) any sale, disposition or transfer of the right to purchase, process, use or sell Landfill Gas (as defined in the LFG Development Agreement), (D) any assignment (whether by operation of law, division, merger or otherwise) of the LFG Development Agreement (or any interest, claim, right, benefit, duty, liability or obligation, in or under the LFG Development Agreement), in whole or in part or (E) any material change to the Safe Harbor Agreements that would alter the design or specifications of the Safe Harbor Equipment or affect whether the Safe Harbor Agreements are binding contracts for federal income tax purposes with respect to the Safe Harbor Equipment as of the date each was executed;
(vii)The formation of subsidiaries, or the entering into of joint venture or other similar collaborations involving the Company;
(viii)Any material change in the Business of the Company beyond the Project, including any acquisition of assets or equity interests of another Person or any merger, acquisition of or consolidation with another entity;
(ix)Any guarantee by the Company of the debt of a third party;
(x)Any restructuring or reorganization of the Company, including the determination of the Company to file for Bankruptcy;
(xi)Any sale of the Company, the Project or substantially all of the assets of the Business, however structured, in a single transaction or series of related transactions;
(xii)The liquidation, dissolution or winding up of the Company;
(xiii)The Company to be treated other than as a partnership for U.S. federal income tax purposes (including by electing under Treasury Regulations Section 301.7701-3 to be classified as an association);
(xiv)The Company to (A) apply for or claim any grant provided by the United States, a State, a political subdivision of a State, or any other Governmental Authority for use in constructing or financing the Project, (B) receive any issue of State or local government obligations, the interest on which is exempt from tax under Code Section 103, for use in constructing or financing the Project, (C) apply for or claim any other tax credit or tax benefit that could result in a loss or reduction of the ITC available with respect to the Project or (D) take any action that would cause the Project to become public utility property for purposes of Code Section 168(f)(2).
(xv)The approval of the Budget, and any modification(s) or adjustment(s) thereto;
(xvi)The approval of the Business Plan and any material modifications thereto;
(xvii)The incurrence of indebtedness by the Company in an amount (single or a series of related transactions) greater than One Million Dollars ($1,000,000), unless contemplated by an approved Budget and Business Plan;
(xviii)The entry into an RNG output sales agreement with a term longer than three (3) years;

(xix)Changing the Company’s auditors, who initially shall be BDO USA, P.C.;
(xx)Any and all policies governing amount and timing of any distributions to the Members;
(xxi)The reinvestment of excess cash not reserved for operations, maintenance or repair of the Project;
(xxii)The adoption of accounting standards, which the Members agree shall be in accordance with GAAP;
(xxiii)The assignment of any of the Existing Operational Agreements to the Company, and the form of written assignment with respect thereto;
(xxiv)The conduct of material litigation involving the Company or the Project;
(xxv)The Operational Agreements and any other agreement between the Company, on the one hand, and a Member or any Affiliate of a Member, on the other hand;
(xxvi)The Company knowingly taking any action that could reasonably be expected to result in any ITC Recapture; and
(xxvii)The Company (A) to make any election or take any action that would cause property to be subject to the alternative depreciation system under Code Section 168(g) or (B) make any other federal income tax election (or corresponding state or local income tax election) for the Company, except as otherwise expressly provided in this Agreement.
Each Major Decision described in Sections 5.2(e)(i) through 5.2(e)(xiv) shall require the unanimous written approval of the Members, each acting in its sole and absolute discretion. Each Major Decision described in Sections 5.2(e)(xv) through 5.2(e)(xxvii) shall require the unanimous written approval of the Members, each acting reasonably.
Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, approval of the Project Milestone RNG Marketing Agreement (as defined in the LFG Development Agreement) resulting from a Competitive Bid Process between the Company and a third party (i.e., a counterparty that is not an Affiliate of a Member) used by the Company to satisfy the Project Milestone (as defined in the LFG Development Agreement) with respect to the execution of the Project Milestone RNG Marketing Agreement (as defined in the LFG Development Agreement) shall not be considered to be a Major Decision; provided, however, the Company shall provide to LandfillCo Member any and all information, data and documents with respect to the Competitive Bid Process, including any and all related RNG marketing agreements/term sheets, and other bids or proposals received as part of the bidding with respect thereto and the Company shall promptly respond to any questions of LandfillCo Member, and reasonably consider any comments LandfillCo Member has, with respect thereto.
5.3Actions of the Executive Committee.
(a)Voting. Each voting member of the Executive Committee (or in such member’s absence, the alternate member) is entitled to a number of votes (such votes, “Executive Committee Votes”) equal to the Percentage Interest of the Member that appointed such voting member. While the Executive Committee members shall strive to seek consensus on all matters considered by them, all actions of the Executive Committee shall require a majority of the Executive Committee Votes. Pursuant to Section 5.3(b), the Executive Committee may act through meetings, written consents, committees or any other person or persons to whom authority and duties have been delegated by it. All voting members of the Executive Committee (or in their absence, the alternate members) shall be entitled to vote on, or consent to, any matter submitted to a vote of or requiring consent from, the Executive Committee.
(b)Meetings and Consents. The following rules shall govern meetings and actions by written consent of, and the delegation to committees and other persons by, the Executive Committee:
(i)Meetings. Meetings of the Executive Committee shall be held quarterly and at such additional times as may be called by any member of the Executive Committee upon prior notice to all members thereof stating the time, place and purpose of the meeting. No notice of regularly-scheduled meetings need be given. Notice of a special meeting shall be given orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting at least four (4) days before the meeting if the notice is mailed, or at least forty-eight (48) hours before the meeting if such notice is given by telephone, hand delivery, electronic mail or other means of electronic transmission. The notice shall specify the location of the meeting, and if no location is specified, the meeting shall be held at the principal executive office of the Company. Members of the Executive Committee may participate in or conduct meetings through telephonic or other means of communication by which all members thereof participating may simultaneously communicate with each other. Participation in a meeting by any such means shall constitute presence in person at such meeting. A waiver of notice by a member of the Executive Committee, given either before or after a meeting, shall be equivalent to the giving of notice of the meeting to such member. The attendance of a member of the Executive Committee at a meeting shall constitute a waiver of objection to lack of notice or defective notice of such meeting, unless the member of the Executive Committee objects at the beginning of the meeting to holding the meeting or transacting business at the meeting. Written minutes shall be taken at each meeting of the Executive Committee; however, any action taken or matter agreed upon by the Executive Committee shall be deemed final, whether or not written minutes are prepared or finalized.
(ii)Consents. The Executive Committee may take any action without a meeting by written consent describing the action taken, signed by the voting members of the Executive Committee holding the requisite majority vote; provided that no consent that has not been unanimously adopted shall be effective until provided in writing to the members of the Executive Committee who did not execute the same. Any consent adopted under this Section 5.3(b)(ii) shall be kept in the Company’s records.
5.4Business Plan and Budgets.
(a)Adoption of Business Plan and Budget. The Business Plan and Budget as approved by the Members on the date of this Agreement for 2025 and the four (4) calendar years thereafter are attached hereto as Exhibits E and F, respectively. The Business Plan and Budget each shall be maintained on a rolling five (5) year basis, and each shall be binding on the Members until replaced by a subsequent approved Business Plan or Budget, as the case may be. On or before September 30th of each year, Developer Member shall prepare and present to the Members a Business Plan setting forth the Company’s general plans for the Project for the following five (5) calendar years, and the Company’s detailed plans for the Project for the first year of that five (5) year period. Developer Member may make recommendations for amendments to the Business Plan and Budget in effect from time to time to take into account any material changes in the Project or in the factual assumptions upon which any existing Business Plan or Budget was based. All Business Plans, and all amendments thereto, are subject to the approval of the Members in accordance with Section 5.2(e). In the event a Budget is not approved pursuant to this Agreement, the Budget for such next calendar year shall be the prior year’s Budget, adjusted by the annual percentage increase in the CPI for the preceding calendar year (except for any increases greater than such CPI as otherwise specified in contracts or agreements previously approved by the Executive Committee), subject to removal of any non-recurring expenses (such as terms specific to start up (such as ramp rates)) contained in such prior year’s Budget plus any expenses required for safe operations of the facility or compliance with any permits and/or laws.
(b)Content of Business Plan and Budget. The Business Plan shall address in reasonable detail such matters as may be requested by the Members and the members of the Executive Committee with respect to the activity or proposed activity of the Company for the period(s) covered by the Business Plan. The Budget shall include (i) costs associated with the development and construction of the Project, plus ten percent (10%) of such costs as a budget variance (with such ten percent (10%) included as a separate line item), and (ii) a budgeted income statement (including a budget variance of ten percent (10%) of the costs reflected in such income statement, with such ten percent (10%) included as a separate line item), balance sheet and cash flow statement, on a monthly basis and in the aggregate, for the twelve-month period following the commencement of operations included therein and shall set forth in reasonable detail all receipts and expenses, including operating and capital expenses and all other costs to implement the Business Plan as well as necessary Capital Contributions to fund the Budget and Business Plan from the Members (collectively, a “Budget”). The Budget shall include all costs to implement the Business Plan, and if Developer’s Affiliate, OPAL Fuels Station Services LLC (“OFSS”), executes a contract with the Company for the marketing and sale of environmental attributes, the Budget and such contract shall provide that the marketing fee paid to OFSS for the marketing and sale of environmental attributes shall not exceed [***] of the gross proceeds received by the Company with respect to such environmental attributes (the “RNG Marketing Agreement”); provided, however, if the marketing fee customarily paid to a third party for the marketing and sale of environmental attributes is greater than or less than such [***] at the time that the Company intends to enter into the initial RNG Marketing Agreement, or subsequent RNG Marketing Agreements following expiration or termination of the initial RNG Marketing Agreement, the Company shall conduct a competitive bidding process for such marketing and sale services (a “Competitive Bid Process”). OFSS shall have the right, but not the obligation, to enter into an RNG Marketing Agreement with the Company on substantially the same terms and conditions contained in the bid received by the Company from the Competitive Bid Process that is most favorable to the Company (the “Most Favorable Bid”), so long as the marketing fee to be paid to OFSS is at least [***] the fee proposed in the Most Favorable Bid. In all cases, the RNG Marketing Agreement must contain a provision to the effect that the entity providing the marketing and sale services must use commercially reasonable efforts to obtain the most favorable price and efficient execution reasonably available under the circumstances for the sale of environmental attributes (and on terms and conditions no less favorable than those obtained for the sale of the marketer’s share of the environmental attributes). Except as set forth in the Operational Agreements, no amounts will be included in the Budget for overhead or profits payable to a Member or its Affiliates in connection with the implementation of the Business Plan or otherwise, and the Members and the members of the Executive Committee will not be compensated for their time unless the Members unanimously agree.
5.5Matters Relating to Members.
(a)Meetings of the Members. Special meetings of the Members shall be held upon the call of any Member or any member of the Executive Committee; provided that at least seven (7) days’ notice shall be given to the Members with respect to any meeting, and further provided that any Member may require that such meeting be held by telephone or other virtual method such as Teams or Zoom. A waiver of any required notice shall be equivalent to the giving of such notice if such waiver is in writing and signed by the Member entitled to such notice, whether before, at or after the time stated therein. The Members may make use of telephones and other electronic devices to hold meetings, provided that each Member may simultaneously participate with the other Member with respect to all discussions and votes of the

Members. The Members may act without a meeting if the action taken is reduced to writing (either prior to or thereafter) and approved and signed by the Members holding Percentage Interests sufficient in number to approve the matter, but if fewer than all Members sign the writing, the writing as so approved shall be promptly sent to the Member who did not sign it. Written minutes shall be taken at each meeting of the Members; however, any action taken or matter agreed upon by the Members shall be deemed final, whether or not written minutes are prepared or finalized.
(b)Voting of the Members. Unless otherwise expressly set forth herein, all votes, actions, approvals, elections and consents required in this Agreement to be made by “the Members” shall be effective when approved by Members holding a majority of the Percentage Interests, except for Major Decisions, which require unanimous approval as required under Section 5.2(e).
(c)Transactions With Members or Affiliates. A Member or Affiliate thereof shall have the right to contract or otherwise deal with the Company in connection with the sale of goods or services by the Member or its Affiliate to the Company only if the Members shall have approved the transaction if required under Section 5.2(e).
(d)Reimbursement of Expenses. The Members shall be reimbursed by the Company for all reasonable, out-of-pocket expenses incurred by them in connection with the business of the Company, subject to the Budget then in effect and the Company’s standard policies for reimbursement of expenses.
5.6Defaulting Member.
(a)Events of Default. The occurrence of any of the following events shall constitute an event of default and the Member so defaulting (the “Defaulting Member”) shall (except as otherwise provided in clause (iv) below) thereafter be deemed to be in default without any further action on the part of the Company, the other Member or the Executive Committee: (i) attempted dissolution of the Company by any Member other than pursuant to the provisions contained elsewhere in this Agreement; (ii) a Bankruptcy of the Member; (iii) a Member’s attempt to resign from the Company; or (iv) a material breach by a Member of this Agreement; provided, however, that (A) a failure to fund an Emergency Funding Amount or an Emergency Funding Loan shall not be a default, and (B) a Member shall not be deemed to be in default of clause (iv) of this Section 5.6(a) unless written notice of default has been provided by the Company or the non-defaulting Member and the default is not cured within ninety (90) days after such notice.
(b)Effect of Default. Notwithstanding anything in this Agreement to the contrary, a Defaulting Member (or its successor) shall not have any voting rights with respect to any matters set forth in this Agreement and shall not have representation on the Executive Committee. A Defaulting Member shall have only the rights of an Assignee in accordance with Section 7.4.
(c)Remedies on Default. Upon the occurrence of a default by a Member, the Company and the non-Defaulting Member shall have all rights and remedies available at law and in equity and may institute legal proceedings against the Defaulting Member with respect to any damages or losses incurred by the Company or the non-Defaulting Member. The Company and the non-Defaulting Member shall be entitled to reasonable attorneys’ fees and costs incurred in connection with a collection of such amounts, together with interest thereon. In addition, the non-Defaulting Member shall have the right to purchase the Interest of the Defaulting Member for the Purchase Price calculated as described in Section 7.7.
(d)Bankruptcy. If a Member becomes a Defaulting Member on account of Bankruptcy, and if the Defaulting Member then held a majority of the Percentage Interests, the non-Defaulting Member shall have the right to acquire all, but not less than all, of the Interests of the Defaulting Member in accordance with Section 7.7.
5.7Limitations on Liability; Permitted Activities; Fiduciary Duties; Releases.
(a)General. No Member or member of the Executive Committee shall be liable to the Company or the other Member for actions taken or omitted to be taken by such Member or member of the Executive Committee in connection with the Company or its Business, nor shall any Member or member of the Executive Committee be obligated personally for any debt, obligation or liability of the Company or of the other Member, whether arising in contract, tort or otherwise, solely by reason of being or acting as a Member or member of the Executive Committee; provided that the Member shall in all instances remain liable to the Company and its Members for material breach of this Agreement and for fraud, and a member of the Executive Committee shall remain liable to the Company and its Members for willful misconduct and fraud.
(b)Permitted Activities. To the maximum extent permitted by the Act, any Member and any Member’s Affiliates may, notwithstanding this Agreement, engage in whatever activities it or they choose, whether or not the same are competitive with those of the Company, without having or incurring any obligation to offer any interest in such activities to the Company or any Member, except with respect to the Project described herein. Without limitation of the foregoing, each of Developer Member and LandfillCo Member and their respective Affiliates may, in their respective discretion, (i) undertake further projects (i.e., unrelated to the Project), alone or with any other Person or Persons without proposing that such projects be undertaken by the Company, and (ii) engage in the same or similar activities or line of business as the Company or develop or market any services or activities that compete directly or indirectly with those of the Company (the activities and projects permitted in this Section 5.7(b) are collectively referred to as “Permitted Activities”).
(c)No Rights in Permitted Activities. Neither the Company nor any Member or any of its Affiliates by virtue of this Agreement shall have any rights in or to any Permitted Activity or the income or profits derived therefrom of the other Member, regardless of whether or not such Permitted Activity was presented to that other Member as a direct or indirect result of its connection with the Company. No Member or any of its Affiliates shall have any obligation to present any project or present a Permitted Activity to the Company, and no Member or any Affiliate thereof shall be liable to the Company or any other Member for breach of any fiduciary or other duty by reason of the fact that such Member or any Affiliate thereof pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company. The provisions of this Section 5.7(c) constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(d)Disclaimer of Certain Duties. Each Member acknowledges its express intent, and agrees with the other Member for the mutual benefit of both the Members, that: (i) no Member shall owe any duty of loyalty, under this Agreement, the Act, other applicable law or otherwise to the Company or to the other Member in connection with the exercise of its voting, consent or approval rights under this Agreement or the granting or withholding of any vote, consent or approval by any Executive Committee member appointed by such Member under this Agreement; and (ii) the provisions of this Section 5.7(d) shall apply for the benefit of each Member and no standard of care, duty or other legal restriction or theory of liability shall limit or modify the right of each Member to vote (and to direct the Executive Committee members appointed by such Member to vote) in the manner determined by such Member in its sole discretion; provided, however, the Members acknowledge (A) their agreement to act reasonably as set forth in the last sentence of Section 5.2(e), and (B) that they may not eliminate or limit liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith care and dealing pursuant to Section 18-1101(e) of the Act. Without limiting the generality of the foregoing, Developer Member acknowledges LandfillCo Member’s affiliation with [***] and the rights of [***] under the LFG Development Agreement, the Site Lease and any other agreements between the Company and [***] or its Affiliates, the exercise of which rights may be adverse to the Company.
5.8Indemnification by the Company. The Company shall indemnify and hold harmless each Member, each member of the Executive Committee and each officer of the Company (individually, an “Indemnitee”), as follows:
(a)Generally. In any threatened, pending or completed action, demand, mediation, arbitration, cause of action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of any act performed or omitted to be performed in the name of or on behalf of the Company in connection with the Business, the Company shall indemnify such Indemnitee against attorneys’ fees, judgments, fines, penalties, including excise Taxes and similar Taxes, settlements, and reasonable expenses actually incurred by such Indemnitee in connection with the defense and settlement of such action, suit or proceeding, if such Indemnitee acted in all cases in good faith, within such person’s scope of authority, without willful misconduct, and in a manner that at least did not oppose the best interests of the Company, and in the case of the exercise of authority by the Indemnitee under the Act or this Agreement, other than service for another enterprise, in a manner reasonably believed by such Indemnitee to be in the best interests of the Company, and with respect to any criminal action or proceeding, the Indemnitee did not have reasonable cause to believe that his, her or its conduct was unlawful. In no event, however, shall indemnification ever be made in relation to a proceeding between the Members in which the Indemnitee has been found liable for fraud, a criminal act, or for willful or intentional misconduct or gross negligence in the Indemnitee’s performance of his, her or its duty to the Company or in relation to a proceeding which arises out of a material violation by the Indemnitee, if a Member, of the terms and provisions of this Agreement. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner reasonably believed by such Indemnitee to be in the best interests of the Company or not opposed to the Company’s best interests.
(b)Third Party Claims. If a claim or assertion of liability is made or asserted by a third party against an Indemnitee which, if prevailed upon by any such third party, would result in such Indemnitee being entitled to indemnification pursuant to this Section 5.8, the Indemnitee will promptly give to the Company written notice of the claims or assertion of liability and request the Company to defend the same. Failure to so notify the Company will not relieve the Company of any liability which the Company might have to the Indemnitee except to the extent that such failure actually prejudices the Company’s position. The Company will have the right to defend against such claim or assertion (if the Indemnitee is entitled to indemnification pursuant to this Section 5.8), and the Company will give written notice to the Indemnitee of acceptance of the defense of such claim and the name of the counsel selected by the Company (which counsel shall be reasonably acceptable to the Indemnitee) to defend such claim. The Indemnitee will be entitled to participate with the Company in such defense and also will be entitled at its option (and at its own expense) to employ separate counsel for such defense. In the event the Company does not accept the defense of the claim or in the event that the Company or its counsel fails to use reasonable care in maintaining such defense, the Indemnitee will have the right to employ counsel for such defense at the expense of the Company (unless the Indemnitee is not entitled to indemnification under this Section 5.8). The Company and the Indemnitee will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense.
(c)Settlements. No Indemnitee will be entitled to indemnification under this Section 5.8 if the Indemnitee has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the Company. If a bona fide settlement offer is made with respect to a claim, and the Company desires to accept and agree to such offer, the Company will give notice to the Indemnitee to that effect (the “Settlement Notice”). If the Indemnitee fails to consent to the settlement offer within ten (10) days after receipt of the Settlement Notice, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the Company as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the Company pursuant to this Section 5.8.
(d)Source of Funds. Any indemnification permitted under this Section 5.8 shall be made only out of the assets of the Company, and no Member shall be obligated to contribute to the capital of, or loan funds to, the Company to enable the Company to provide such indemnification.
(e)Non-Exclusive Right. The indemnification provided by this Section 5.8 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Member of the Company, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.
(f)Miscellaneous. The Company shall purchase and maintain insurance on behalf of the Indemnitees. In no event may an Indemnitee subject a Member to personal liability by reason of the indemnification provisions of this Agreement. The provisions of this Section 5.8 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons. The provisions of this Section 5.8 may be amended only so as to have prospective effect.
5.9Indemnification by the Members. Beginning on the Effective Date and continuing thereafter, each Member (each, an “Indemnifying Member”) shall, to the fullest extent permitted by applicable law, indemnify the other Member and such other Member’s officers, directors, shareholders, employees, agents, permitted successors, permitted assigns and their respective Affiliates, but without duplication (each, an “Indemnified Member”) as follows:
(a)Generally. Against any and all claims which are or may be asserted by any governmental authority or other Person against an Indemnified Member and any damages, losses, ITC Losses, legal fees, costs or expenses incurred by the Indemnified Member in each case relating to or arising out of any of the following or the contest of any claims related thereto (collectively, “Losses”):
(i)the inaccuracy, breach or failure of any representation, warranty, covenant or agreement made by the Member (including, as applicable, in its capacity as the Partnership Representative) under this Agreement or any certificate or other agreement delivered pursuant to this Agreement; and
(ii)the fraud, gross negligence or willful misconduct of the Member or any Affiliate of the Member.
(b)ITC Transfer Indemnification. The ITC Transferor Member shall indemnify each other Member against any Losses arising directly or indirectly from an ITC Transfer made and directed by such ITC Transferor Member or any claim made for indemnification by an ITC Transferee against the Company or the other Members for a loss of all or a portion of the ITCs transferred to such ITC Transferee by such ITC Transferor Member, including any interest, penalties or additions to tax payable with respect thereto and including any Taxes imposed as a result of an “excessive credit transfer” within the meaning of Code Section 6418(g)(2); provided, such indemnification obligation shall not constitute a waiver of any right to indemnification the ITC Transferor Member may have against another Member for a Loss that is the responsibility of such other Member under Section 5.9(a).
(c)Claims. If an Indemnified Member learns of an actual or potential claim for which such Indemnified Member may seek indemnification under this Section 5.9 (a “Claim”), such Indemnified Member shall promptly notify the Indemnifying Member thereof, specifying the nature of and specific basis for such Claim and the actual or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”); provided, the failure to provide such notice promptly shall not limit or reduce such Indemnified Member’s right to indemnification under this Section 5.9 except to the extent that such failure to provide such notice promptly shall prevent or shall have materially prejudiced the Indemnifying Member from properly or effectively defending the Claim or from recovering reimbursement or other damages to which the Indemnifying Member would be entitled. The Indemnifying Member shall notify the Indemnified Member within ten (10) days of receipt of a Claim Notice whether or not it disputes its obligation to indemnify such Indemnified Member against such Claim. In the case of any dispute, the dispute resolution procedure in Section 9.2 shall apply.
(d)[Intentionally Omitted].
(e)Cooperation. The Indemnified Member and the Indemnifying Member shall, to the extent reasonably requested by the other Party, reasonably cooperate with the other Party in connection with any administrative or judicial proceedings or contests related to a Claim (a “Contest”). Such cooperation shall include providing any information reasonably requested and the retention and provision of records and information that are reasonably relevant to such Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
(f)Mitigation. The Indemnified Member shall take commercially reasonable steps to mitigate all Losses, which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity; provided that, in the judgment of such Indemnified Member, such steps (i) would reasonably be expected to eliminate or reduce such Losses and (ii) would not reasonably be expected to subject such Indemnified Member to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Indemnified Member. The Indemnified Member will provide such evidence and documentation of the nature and extent of the Losses as may be reasonably requested by the Indemnifying Member.
(g)After Tax Basis. For Tax reporting purposes, the Members agree that all amounts paid related to an ITC Loss or other Losses (including any Losses arising directly or indirectly from an ITC Transfer) pursuant to this Section 5.9 will be treated as taxable income to the Indemnified Member and shall be “grossed-up” for any U.S. federal, state and local income Taxes payable by the Indemnified Member (after taking into account any loss or deduction or other Tax benefit actually realized by the Indemnified Member in connection with such Loss), unless the Indemnifying Member delivers to the Indemnified Member an opinion of a nationally recognized law firm (reasonably satisfactory to the Indemnified Member) that for U.S. federal income tax purposes such amount “should” be non-taxable to the Indemnified Member. If an indemnity payment is treated as non-taxable and the IRS subsequently disallows such position, the Indemnifying Member shall pay the net amount of any additional U.S. federal, state and local income Taxes payable by the Indemnified Member, if any, as the result of the inclusion of any payment made pursuant to this Section 5.9 in taxable income, and any reasonable out of pocket costs and expenses (including legal costs) of the Indemnified Member incurred in connection with any IRS proceedings with regard thereto. For purposes of calculating the amount of the U.S. federal, state and local income taxes required to be paid by an Indemnified Member as a result of an amount paid pursuant to Section 5.9, including for purposes of determining the U.S. federal, state and local income Tax required to be paid if a payment pursuant to Section 5.9 is includable as income of an Indemnified Party (and, in each case, any resulting U.S. federal, state and local income Tax savings), (A) the Indemnified Member shall be deemed to have paid or to be required to pay U.S. federal, state and local income Taxes for the relevant periods at the highest applicable tax rate (taking into account the deduction of state and local taxes for U.S. federal income tax purposes, to the extent applicable) and (B) it will be assumed that the Indemnified Member will have sufficient taxable income for U.S. federal, state and local income Tax purposes to fully utilize on a current basis any Tax benefits resulting from a Loss or the events giving rise thereto.
(h)Unpaid Loss Claims. To the extent that a Loss that is not disputed remains unpaid by the Indemnifying Member after a Claim has been made therefor pursuant to this Section 5.9, distributions to the Indemnifying Member pursuant to Section 3 shall be used to satisfy the obligations of such Indemnifying Member hereunder, in accordance with this Section 5.9 and Section 3, and to the extent such distributions have been used to satisfy such obligations, such distributions shall be deemed to have been distributed to the Indemnifying Member. A Claim relating to an ITC Loss shall be deemed undisputed for purposes of this Section 5.9 if there has been a Final Determination with respect to such Claim.
(i)Indemnity Interest. All outstanding undisputed Claims made pursuant to this Section 5.9 shall accrue interest at the Indemnity Rate from the date of delivery of the Claim Notice with respect to a Claim through the date such Claim is paid in full.
5.10Confidentiality. Each Member covenants and agrees that it will not, directly or indirectly, (a) disclose any Confidential Information of the Company to any Person other than in furtherance of the Business, or (b) use any Confidential Information for any purpose other than for the benefit of the Company, unless the Company expressly authorizes any such other disclosure or use in writing in advance. For purposes of this Agreement, “Confidential Information” shall mean information, in any form, relating to the Business, whether or not marked or otherwise identified as “confidential” or “proprietary,” including any copies, excerpts, summaries, analyses or notes thereof, and further including all of the following: techniques, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know‑how,” operational data, systems, software and hardware and the documentation thereof, marketing techniques and materials, business relationships, strategies and development plans, trade secrets, cost and pricing information, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, including the terms or conditions of this Agreement and the transactions contemplated hereby. “Confidential Information” shall not include, however, information or documentation that: (i) is or becomes generally available to the public other than as a result of a disclosure by any Person subject to restrictions with respect to the Confidential Information; (ii) becomes available to a Person from a third party on a non-confidential basis, provided that, to the Person’s knowledge, the source of such information is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information; (iii) was available to the Person prior to its disclosure by the other party; (iv) was independently developed by a Person without recourse to the Confidential Information of the other party; or (v) relates to the tax treatment or tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to any party hereto relating to such tax treatment and tax structure (all such information that may be so disclosed hereunder is hereinafter referred to as the “Tax Information”). For purposes of this provision, Tax Information includes only those facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment or tax structure of the transactions contemplated by this Agreement and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any Member (or potential member), the Company or any other third parties involved in any of the transactions contemplated by this Agreement. Each Member (and any employee, representative, or agent of any party) may disclose to any and all persons, without limitation of any kind, Tax Information; provided any Tax Information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The permissibility of disclosure of Tax Information pursuant to this Section 5.10 is intended to prevent an investment in the Company from being treated as a “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Code Sections 6011, 6111 and 6112 and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22).
5.11Insurance. The Company shall maintain insurance with financially sound and reputable insurers, and such insurance and insurers shall be satisfactory to the Members, covering the Company’s property and the Business against those casualties and contingencies and in the types, and amounts as are in accordance with sound business and industry practices. The Executive Committee shall engage an industry expert broker to review and recommend comprehensive, adequate and sufficient business insurance coverages on an annual basis, which shall be presented to the Members for approval prior to the expiration of the current policy terms.
SECTION 6. BOOKS AND RECORDS; REPORTING; TAX MATTERS
6.1Books and Records. The Company shall keep adequate books and records at the Company’s place of business setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. Such books and records shall be maintained on an accrual basis in accordance with GAAP. Any Member shall have the right, at any reasonable time and upon reasonable prior notice, to have access to and inspect, copy and audit the contents of such books or records. The books and records for any taxable year shall be retained until such taxable year has been closed under U.S. federal and state income tax laws, by the running of the statute of limitations or otherwise. Without limiting the foregoing, the Company shall provide access to the facilities, systems and books and records of the Company to the extent reasonably considered necessary by the accountants and internal audit departments of the inspecting Member.
6.2Fiscal Year and Accounting. The Fiscal Year of the Company shall be the calendar year. All amounts computed for the purposes of this Agreement and all applicable questions concerning the rights of Members shall be determined using the method of accounting used for GAAP. All decisions as to other accounting matters, except as specifically set forth in Section 5.2(e), shall be made by the Members.
6.3Annual Reports. As soon as practicable, but in no event later than sixty (60) days after the close of each Fiscal Year, Developer Member shall furnish to the Members as of the last day of that Fiscal Year reports containing financial statements (including notes thereto in order to make the financial statements complete) of the Company for the Fiscal Year, presented in accordance with GAAP, including a balance sheet and statement of income for such Fiscal Year, with a comparison to the prior Fiscal Year and a comparison to the Budget for such Fiscal Year. If the Members agree that the annual financial statements of the Company be audited, the time period for delivery of the annual financial statements shall be appropriately extended in order for such audit to occur.
6.4Quarterly Reports. As soon as practicable, but in no event later than thirty (30) days after the end of each calendar quarter, Developer Member shall furnish to the Members as of the last day of that calendar quarter a report containing financial statements of the Company for that calendar quarter, including a balance sheet and a statement of income, together with a comparison to the prior year and to the Budget.
6.5Monthly Reports. As soon as practicable, but in no event later than fifteen (15) days after the end of each calendar month, Developer Member shall furnish to the Members as of the last day of that calendar month a report containing financial statements of the Company for that calendar month, including a balance sheet and a statement of income, together with a comparison to the Budget.
6.6Preparation of Tax Returns. Developer Member shall arrange for the preparation and timely filing of all Tax Returns of the Company (including Schedules K-1 for each Member) that are necessary for federal, state, local and foreign tax purposes; provided, however, that no later than sixty (60) days prior to the due date (including extensions) for any Company income Tax Return, Developer Member will provide a draft of such income Tax Return to each Member for its review and will make such revisions as are reasonably requested by the Members. Developer Member shall cause to be furnished to each Member the tax information reasonably required for federal, state and foreign income tax reporting purposes (including Schedules K-1 for each Member) no later than sixty (60) days prior to the due date (including extensions) for filing such Member’s income Tax Return. Each income Tax Return of the Company shall be prepared on a basis that is consistent with this Agreement, subject to the approval of the Members as provided in Section 5.2(e). If Developer Member shall cease to be a Member, the LandfillCo Member shall designate a Member to assume responsibility for filing all Tax Returns of the Company.
6.7Partnership Representative.
(a)Partnership Representative. Developer Member shall act as the “partnership representative” (the “Partnership Representative”) for purposes of the Partnership Tax Audit Rules for each taxable year of the Company until such time as Developer Member resigns or is removed as Partnership Representative, or neither Developer Member nor any of its Affiliates is a Member; provided that, except in the case of removal or if requested by Developer Member, any such resignation or cessation of Developer Member as Partnership Representative shall be prospective only and Developer Member shall remain the Partnership Representative of the Company for any prior taxable years. Any successor Partnership Representative shall be appointed by Members, unless Developer Member is removed pursuant to this Section 6.7. In such event, (i) the LandfillCo Member shall appoint a Member as the new Partnership Representative, (ii) the replacement Partnership Representative shall be subject to all of the same duties and obligations of the Partnership Representative set forth herein, and the provisions of this Section 6.7 shall apply mutatis mutandis to any the replacement Partnership Representative and (iii) Developer Member shall have all of the same notice, consent and other rights as set forth in this Section 6.7 for the LandfillCo Member.
(b)Designated Individual. The Partnership Representative shall be permitted to appoint any “designated individual” (or similar person) (a “Designated Individual”) permitted under Treasury Regulations Section 301.6223-1(b)(3) or any successor regulations or similar provisions of tax law. If the Partnership Representative appoints a Designated Individual pursuant to Code Section 6223 and Treasury Regulations thereunder (or similar provisions of state, local or other tax laws), such Designated Individual shall be subject to this Agreement in the same manner as the Partnership Representative (and references to the Partnership Representative shall include any such Designated Individual unless the context otherwise requires or shall mean solely the Designated Individual as needed to comply with applicable law). If the Designated Individual is employed by Developer Member or an Affiliate of Developer Member, such Designated Individual shall be deemed and actually removed upon ceasing to be employed by Developer Member or an Affiliate of Developer Member.
(c)Authority. Subject to the obligations of the Partnership Representative and the limitations on its authority in this Section 6.7, Section 5.2(e), Section 6.8 and elsewhere in this Agreement, the Partnership Representative shall exercise, any and all authority of the “partnership representative” under the Code (and relevant state or local law), including (i) binding the Company and its Members with respect to tax matters, and (ii) determining whether to make any available election under Code Section 6226.

(d)Notices. The Partnership Representative shall provide written notice to the Members of any material tax audit, contest, other administrative or judicial proceeding and meetings or conferences with the IRS and shall forward to each Member copies of written communications received from, or sent to, the IRS. The Members shall have the right to attend and jointly participate in all such meetings and conferences at their expense. The Partnership Representative shall provide the Members with a reasonable amount of time to review and comment on any written communications or submissions to the IRS (and in any event shall use commercially reasonable efforts to provide such proposed written communications to the Members no less than ten (10) business days prior to any date for filing under applicable law), and the Partnership Representative shall take into account and incorporate any reasonable comments provided by or on behalf of the Members.
(e)Rights of the Members. The Partnership Representative shall consult with all of the Members before taking any material action with respect to tax matters and shall not take any action or bind any Member with respect to any tax matter that would have a material adverse impact on such Member without such Member’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the forgoing, if the Company receives a notice of final partnership administrative adjustment that would, with the passing of time, result in an “imputed underpayment” imposed on the Company under Code Section 6225, the Partnership Representative will cause the Company to make the election under by Code Section 6226 to “push out” such adjustments to the applicable Members and/or former Members, it being understood and agreed that unless and until each Member has provided credit support for its obligations under Section 6.7(g) in form and substance reasonably acceptable to the Partnership Representative, the making of any available election under Code Section 6226 shall not be treated as a having a disproportionate adverse effect on any Member. Notwithstanding the foregoing, without the prior approval of the Members, the Partnership Representative shall not (i) commence or intervene in a judicial action (including filing a petition as contemplated in Code Section 6234(a)) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS which purports to bind the Company or the Members; (iii) file any request contemplated in Code Section 6227(a); or (iv) enter into an agreement extending the period of limitations as contemplated in Code Section 6235(b).
(f)Member Obligations. In the event the election under Code Section 6226 is not made, or if for any reason, the Company is liable for a tax, interest, addition to tax or penalty as a result of an audit, each Person who was a Member during the taxable year of the Company that was audited, even if such Person is no longer a Member, shall pay to the Company an amount equal to such Person’s proportionate share of such liability, as reasonably determined by the Partnership Representative, subject to such Person’s right to invoke the dispute resolution procedures set forth in Section 9.2 if such Person disagrees with the Partnership Representative’s determination, based on the amount each such Person should have borne (computed at the tax rate used to compute the Company’s liability) had the Company’s tax return for such taxable year reflected the audit adjustment, and the expense for the Company’s payment of such tax, interest, addition to tax and penalty shall be specially allocated to such Persons (or their successors) in such proportions.
(g)Indemnification. The Company shall indemnify and hold harmless the Partnership Representative from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Partnership Representative, so long as such act or decision was not the result of gross negligence, fraud, bad faith or willful misconduct by the Partnership Representative. The Partnership Representative shall be entitled to rely on the reasonable advice of legal counsel as to the nature and scope of its responsibilities and authority as Partnership Representative, and any act or omission of the Partnership Representative pursuant to such advice shall in no event subject the Partnership Representative to liability to the Company or the Members.

(h)Removal. The Partnership Representative will be subject to removal as the Partnership Representative by Members holding a Percentage Interest of at least twenty-five percent if the Partnership Representative materially breaches any obligation as Partnership Representative under this Agreement or is responsible for gross negligence, fraud or willful misconduct.
(i)Survival. The provisions of this Section 6.7 will survive the termination of the Company, the termination of any Member’s interest in the Company or any amendment to this Agreement with respect to periods prior to such amendment, and will remain binding on the Member for the period of time necessary to resolve with the IRS or other governmental authority any and all federal income tax matters relating to the Company that are subject to subchapter C of Chapter 63 of Subtitle F of Chapter 1 of the Code and state income tax imposed by states that have adopted such sections of the Code.
6.8Tax Elections. The Company shall make the following federal income tax elections on the appropriate Company Tax Return:
(a)to the extent permitted under Code Section 706, to elect the calendar year as the Company’s taxable year;
(b)to elect the accrual method of accounting;
(c)to elect to amortize any organizational and start-up expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Code Section 709(b);
(d)if a valid election to adjust the basis of the Company’s properties under Code Section 754 is not already in effect, to elect and to reelect, as necessary, pursuant to Code Section 754, to adjust the basis of the Company’s properties, including for any taxable year in which a distribution of the Company’s property as described in Code Section 734 occurs, or a transfer of a Member’s Interest as described in Code Section 743 occurs; and
(e)to make an ITC Transfer Election directed by Developer Member in accordance with Section 11.1.
(i)Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election. The Company shall not make any tax election, except as otherwise expressly provided herein, without the approval of the Members as provided in Section 5.2(e).
6.9Filings. The Executive Committee, at the Company’s expense, shall cause to be prepared and timely filed any required reporting or filing requirements imposed by any governmental agency or authority. The Executive Committee, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate U.S. federal and state regulatory and administrative bodies, amendments to or restatements of the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules and regulations.

SECTION 7. TRANSFERS OF INTERESTS; RIGHT OF FIRST REFUSAL; BUY/SELL PROCEDURES; PURCHASE OF INTEREST OF DEFAULTING MEMBER; PURCHASE FOR FAILURE TO MEET COMMERCIAL OPERATIONS DATE DEADLINE; PURCHASE FOR DEVELOPER MEMBER PARENT CHANGE OF CONTROL/INDIRECT MULTIPLE PROJECT SALE
7.1Restriction on Transfers.
(a)Except as provided in this Section 7, due to the unique nature of the obligations of the Members and the contributions they are intended to make to the Company, a Member shall not make any Transfer of all or any portion of its Interest, including a Transfer of a right to distributions, Profits or Losses, except (i) pursuant to a permitted transfer as described in Section 7.3, (ii) following compliance with the terms of Section 7.5, or (iii) following compliance with the terms of Section 7.9; provided, however, and notwithstanding anything to the contrary, no such Transfer with respect to all or any portion of Developer Member’s Interest shall be to a Prohibited Transferee (except for a Transfer following compliance with the terms of Section 7.9); provided, further, however, no Transfer shall be permitted to a Disqualified Person during the Recapture Period unless the transferring Member has indemnified the other Member against any adverse Tax effects that may result if such Transfer results in an ITC Loss, in a manner that is reasonably acceptable to such other Member. If a Member purports to transfer its Interest in breach of this Section 7.1, such purported Transfer shall be void and of no effect. For the avoidance of doubt, a Developer Member Parent CoC shall not be subject to the restrictions contained in this Section 7, except for the terms of Section 7.9.
(b)Notwithstanding the provisions of Section 7.1(a), upon the giving of written notice to the other party, a Member may assign its Interest as collateral for financing from one or more lenders or the security agent of such lender(s) pursuant to a form of collateral assignment reasonably consented to by the non-assigning Members. Any collateral assignment must provide that in connection with any exercise of foreclosure or enforcement rights with respect to such collateral assignment (i) if the lender directly or beneficially holds Interests, any subsequent Transfer of Interests by such lender shall be subject to all of the restrictions of this Agreement, and (ii) if Developer Member is the assigning Member, in no event may the lender Transfer all or any part of the Interests to a Prohibited Transferee.
7.2Requirements for Transferee Becoming a Substitute Member. No Person shall become a substitute Member in the Company unless the following conditions precedent are satisfied: (a) the Transferee has executed this Agreement and assumed any and all of the obligations under the Agreement with respect to the Interest to which the Transfer relates; (b) all reasonable expenses required in connection with the Transfer have been paid by or for the account of the Transferee; and (c) all reasonably necessary agreements, articles, minutes, written consents and all other reasonably necessary documents and instruments have been executed and filed and all other acts have been performed which the Members deem necessary, acting reasonably, to make the Transferee a substitute Member of the Company and to preserve the status of the Company as a limited liability company.
7.3Permitted Transfers. Subject to the restrictions for becoming a substitute Member contained in Section 7.2, a Member may Transfer all or any portion of its Interest to (a) a Member, or (b) an Affiliate of the transferring Member.
7.4Status as Assignee. If a Transferee of an Interest is not admitted as a substitute Member to the Company in accordance with the provisions of Section 7.2, the Transferee shall be treated as an assignee of a transferred Interest (an “Assignee”). An Assignee shall have no Member rights hereunder or under the Act except the right to continue to receive distributions or guaranteed payments that the transferor would have received pursuant to Sections 3 and 8.2(d) had the Transfer not been made; provided that if the Transfer is an event of default under

Section 5.6(a), any damages incurred by the Company or the other Member as a result of such Transfer shall be offset against any amounts distributable by the Company to the Assignee.
7.5Right of First Refusal.
(a)If Developer Member or its Affiliate desires to Transfer all, but not less than all, of Developer Member’s Interest other than to a Member or an Affiliate (other than either a Developer Member Parent CoC or an Indirect Multiple Project Sale, which shall each be subject to Section 7.9 and not this Section 7.5), Developer Member shall, and Developer Member shall (as applicable) cause such Affiliate to, give written notice to LandfillCo Member, with such notice setting forth, as applicable, (i) a statement that (X) Developer Member has received a bona fide offer from an unrelated third party that is not a Prohibited Transferee to purchase directly such Interest for a purchase price denominated and payable only in United States dollars at closing or according to specified terms, and that Developer Member is willing to accept the offer (a “Direct Project Only Sale”), or (Y) such Affiliate has received a bona fide offer from an unrelated third party that is not a Prohibited Transferee to purchase indirectly such Interest, and such bona fide offer does not include the purchase of any other assets, interests or businesses of such Affiliate or other Affiliates thereof other than the Project, for a purchase price denominated and payable only in United States dollars at closing or according to specified terms, and that such Affiliate is willing to accept the offer (an “Indirect Project Only Sale”), (ii) the name and address of the offeror (and its Affiliates) and the terms of the offer, and (iii) an offer to sell such Interest to LandfillCo Member pursuant to the same terms offered (including same price) to Developer Member or such Affiliate, as applicable (such notice, a “Sale Notice”).
(b)LandfillCo Member will have the right of first refusal to purchase all, but not less than all, of such Interest described in the Sale Notice on the terms and conditions described in the Sale Notice. If LandfillCo Member desires to purchase such Interest, it shall give written notice to Developer Member within sixty (60) days after its receipt of the Sale Notice (an “Acceptance Notice”). If an Acceptance Notice is given, the parties shall have up to ninety (90) days after the date of Acceptance Notice to negotiate in good faith the terms and conditions of the sale and execute the appropriate sale documents. In connection with the closing of such transaction, the parties shall execute and deliver definitive agreements customary with respect to such transaction.
(c)If LandfillCo Member does not timely deliver an Acceptance Notice, then Developer Member or its Affiliate, as applicable, shall have a period of up to ninety (90) days following the due date for the Acceptance Notice, if no Acceptance Notice is delivered (the “Third Party Offer Period”), to sell the Interest described in the Sale Notice to such third party. If Developer Member or its Affiliate, as applicable, does not enter into definitive sale documents with such third party within the Third Party Offer Period, it may not offer all or any portion of its Interest for sale without again fully complying with the provisions of this Section 7.5.
(d)Any such sale to such third party must be on terms and conditions, including purchase price, that are not more favorable in the aggregate to the purchaser than those offered to LandfillCo Member in the Sale Notice. If the terms and conditions, including purchase price, are more favorable in the aggregate to the purchaser, then before consummating the sale Developer Member must offer the Interest to be sold to LandfillCo Member on those same terms and conditions and the terms of Sections 7.5(b) and (c) shall again apply.

(a)The terms of Section 7.6(g) through (j) shall apply to such purchase and sale under this Section 7.5, mutatis mutandis.
(b)Notwithstanding anything to the contrary, (i) neither Developer Member nor such Affiliate shall Transfer any of its Interest pursuant to this Section 7.5 to a Prohibited Transferee, (ii) Developer Member shall not Transfer any of its Interest pursuant to this Section 7.5 to a Disqualified Person during the Recapture Period unless the Developer Member has indemnified the other Member against any adverse Tax effects that may result if such Transfer results in an ITC Loss, in a manner that is reasonably acceptable to such other Member, (iii) this Section 7.5 shall not apply to a Developer Member Parent CoC or an Indirect Multiple Project Sale, which shall each be subject to Section 7.9 and not this Section 7.5, (iv) Developer Member shall cause its Affiliates to comply with the terms of this Section 7.5, and (v) Developer Member and LandfillCo Member shall use commercially reasonable efforts to structure any purchase of Developer Member’s Interest by LandfillCo Member in a manner that is not reasonably expected to result in an ITC Recapture to any ITC Transferee.
7.6Buy/Sell Procedures. This Section 7.6 sets forth a procedure (the “Buy/Sell Procedure”) pursuant to which Developer Member, on the one hand, and LandfillCo Member, on the other hand, if not then in default under any obligation under this Agreement (an “Eligible Member”), may cause the purchase and sale of Interests between them in the event of a deadlock on a Major Decision that is not fully resolved following the negotiation and mediation processes described in Sections 9.2(a), (b) and (c). Developer Member and LandfillCo Member shall use commercially reasonable efforts to structure any purchase and sale of a Member’s Interest pursuant to this Section 7.6 in a manner that is not reasonably expected to result in an ITC Recapture to any ITC Transferee.
(a)Offer to Sell or Purchase. An Eligible Member (the “Offeror”) may make to the other Member (the “Offeree”) an offer to sell the Offeror’s Interest to the Offeree for the Purchase Price determined in accordance with Section 7.6(f), which shall be coupled with an offer to purchase the Interest of the Offeree for the Purchase Price determined pursuant to Section 7.6(f). The offer described in this Section 7.6(a) is referred to hereinafter as an “Offer to Sell or Purchase”. Once given, the Offer to Sell or Purchase may not be revoked or altered by the Offeror. The terms and conditions for the purchase and sale by the Offeror and Offeree shall be identical, except that the Purchase Price shall be governed by Section 7.6(f), irrespective of which Member is the purchaser pursuant to this Section 7.6(a).
(b)Contents of Offer to Sell or Purchase. The Offer to Sell or Purchase shall include the following: (i) a commitment to commence the appraisal process described in Section 7.6(f); (ii) a requirement that the Purchase Price for the Interest of the selling Member be paid solely in U.S. currency, rather than in property of any other kind or nature, with the entire Purchase Price to be paid in full at the Closing; and (iii) forms of instruments pursuant to which the applicable Interest in the Company will be conveyed or assigned. Each of the instruments and documents referred to in the preceding sentence shall be in commercially reasonable form and shall be prepared in good faith by the Offeror. The Offer to Sell or Purchase may not require performance by any Person who is not a Member (including any guaranty or undertaking by any Affiliate of a Member). No warranties shall be required to be given by any Member in connection with the sale of its Interest under this Section 7.6(b), except for warranties that (A) the selling Member owns its Interest free and clear of any Liens, (B) the selling Member has the authority to sell the Interest, and (C) the sale will not violate any contract, agreement or judicial order of any nature by which the selling Member or its Interest are bound.
(c)Response. The Offeree shall elect in writing, within thirty (30) days of its receipt of the Offer to Sell or Purchase, either: (i) to sell its Interest to the Offeror in accordance with the terms of the Offer to Sell or Purchase; or (ii) to purchase the Offeror’s Interest in accordance with the terms of the Offer to Sell or Purchase. The Offeree’s election pursuant to this Section 7.6(c) is referred to hereinafter as the “Response”. If the Offeree fails to issue the Response within the required thirty (30)-day period, the Offeree shall be deemed to have given the Response on the last day of such period electing to sell its Interest to the Offeror.
(d)Effect of Response.
(i)Election of Offeree to Sell. If the Offeree does not make the timely election described in Section 7.6(c)(ii), the Offeror shall be obligated to purchase the Interest of the Offeree (and the Offeree shall be obligated to sell such Interest) on the terms and conditions set forth in the Offer to Sell or Purchase, for the Purchase Price determined pursuant to Section 7.6(f).
(ii)Election of Offeree Not to Sell. If the Offeree makes a timely election described in Section 7.6(c)(ii), then the Offeree shall be obligated to purchase the Offeror’s Interest (and the Offeror shall be obligated to sell such Interest) on the terms and conditions set forth in the Offer to Sell or Purchase, for the Purchase Price determined pursuant to Section 7.6(f).
(e)Deposit. The purchasing Member as a result of the application of Section 7.6(d)(i) or (ii) shall be required to deposit into escrow with an independent escrow agent selected by the purchasing Member an amount equal to [***] of the Purchase Price calculated in accordance with Section 7.6(f) within five (5) days after such calculation is final. The escrow deposit will be applied to the Purchase Price at the Closing. If the Buy/Sell Procedure is terminated by the purchasing Member as provided in Section 7.6(i), the purchasing Member shall be entitled to return of the escrow deposit. If the purchasing Member defaults in closing the Buy/Sell Procedure, the escrow deposit will be paid by the escrow agent to the selling Member and shall be the selling Member’s sole remedy for the default.
(f)Purchase Price. The purchase price for a Member’s Interest pursuant to this Section 7.6 (the “Purchase Price”) shall equal [***]. For purposes of computing the Purchase Price, [***] (the “Appraised Value”) shall be determined by an independent appraiser of recognized standing mutually selected by the Members. If the Members cannot agree on an appraiser within twenty (20) days after the Offer to Sell or Purchase is issued, each shall select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing who shall undertake the appraisal. The cost of such appraisal shall be borne by the Company. The Members shall reasonably cooperate with the appraiser so that the appraisal may be issued as promptly as possible.
(g)Closing. The closing of the transfer of a Member’s Interest (the “Closing”) shall take place within thirty (30) days after the calculation of the Purchase Price, at the offices of the Company, and on the specific date selected by the purchasing Member. As long as the Offer to Sell or Purchase is outstanding, the Company shall not make any distributions pursuant to Section 3.1. There shall be no prorations of any Company items at the Closing and the only adjustments to the Purchase Price for any Interest at the Closing (once the Purchase Price has been determined) shall be the adjustments set forth in Section 7.6(i), if applicable.
(h)Closing Procedure. At the Closing, the purchasing Member shall pay to the selling Member, in immediately available funds, the entire Purchase Price for the Interest of the selling Member, and the Members shall timely execute and deliver all documents and instruments required under the terms of the Offer to Sell or Purchase or which are reasonably required to complete the transaction.
(i)Closing Adjustments. If, at the Closing, the Interest of the selling Member is subject to any Lien (other than Liens provided uniformly by all Members to secure Project debt), the purchasing Member may (i) cause the Purchase Price (or a portion thereof) to be applied to discharge such Lien, (ii) take such Interest subject to such Lien and to reduce the Purchase Price otherwise payable to the selling Member by the amount of such Lien, or (iii) if the Lien was created without the consent of the purchasing Member, terminate the Buy/Sell Procedure under this Section 7.6 because of the existence of such Lien. In addition, the Purchase Price shall be reduced by any damages sustained by the Company or the purchasing Member if the selling Member is a Defaulting Member. The purchasing Member may also terminate the Buy/Sell Procedure under this Section 7.6 if the selling Member is unable to give as of the Closing the warranties required under the last sentence of Section 7.6(b).
(j)Operations Pending Purchase of Interest. During the pendency of any proceeding under this Section 7.6, the Company shall continue its operations in the ordinary course of business, in accordance with the terms and conditions of this Agreement.
7.7 Purchase of Interest of Defaulting Member. Without limiting the remedies available to a non-Defaulting Member under Section 5.6, the non-Defaulting Member shall have the right, but not the obligation, to elect in its sole discretion upon written notice to the Defaulting Member within sixty (60) days after the event of default and expiration of any notice and cure period, to purchase all, but not less than all, of the Defaulting Member’s Interest at the Purchase Price determined in accordance with Section 7.6(f) minus [***]. Defaulting Member shall convey such Interest to the non-Defaulting Member free and clear of any and all Liens. At the closing of such purchase, Defaulting Member shall (i) execute and deliver definitive agreements customary with respect to such transaction; and (ii) make the representations and warranties described in the last sentence of Section 7.6(b), provided, that the Defaulting Member may make an exception to any such warranty with respect to a bankruptcy or other insolvency proceeding that it discloses; and (iii) disclose in writing the existence and nature of any pending or, to the Defaulting Member’s knowledge, threatened litigation or arbitration or any audit or investigation initiated by any governmental authority against the Defaulting Member or the Company with respect to the Defaulting Member’s Interest. In the event the Defaulting Member discloses the existence of any pending or threatened litigation or other proceeding required to be disclosed herein or the non-Defaulting Member reasonably determines that any representation or warranty required by clause (ii) herein is inaccurate in any material respect, the non-Defaulting Member may, in its sole discretion, withdraw its election to purchase the Defaulting Member’s Interest and pursue any other remedies that are available to it under this Agreement. The terms of Section 7.6(g) through (j) shall apply to such purchase and sale under this Section, mutatis mutandis.

7.8Purchase for Failure to Meet the Commercial Operations Date Deadline. If the Developer’s rights under the LFG Development Agreement terminate in accordance with Section 7.4(a) of the LFG Development Agreement, LandfillCo Member may at any time thereafter purchase all of Developer Member’s Interest from Developer Member at a purchase price equal to [***] pursuant to the provisions of Sections 8.2. Developer Member shall convey such Interest to LandfillCo Member free and clear of any and all Liens. At the closing of such purchase, Developer Member shall (i) execute and deliver definitive agreements customary with respect to such transaction, and (ii) make the representations and warranties described in the last sentence of Section 7.6(b). The terms of Section 7.6(g) through (j) shall apply to such purchase and sale under this Section, mutatis mutandis.
7.9[***].
(a)Developer Member shall, and shall cause Developer Member Parent (or its shareholder(s) or equivalent) or applicable Affiliate to, provide LandfillCo Member with (i) prompt written notice that it, Developer Member Parent (or its shareholder(s) or equivalent) or an Affiliate, as applicable, has received a bona fide offer from an unrelated third party to purchase indirectly Developer Member’s Interest, and such bona fide offer does [***] or (ii) prompt (and in any event within two (2) business days of such entry) written notice upon entry into a definitive agreement providing for a Developer Member Parent CoC (which notice shall include a description of the proposed Developer Member Parent CoC and the identity of the proposed counterparty or counterparties and its and their respective Affiliates) (either such notice, a “CoC Notice”). LandfillCo Member shall have ten (10) business days after delivery of the CoC Notice to provide written notice to Developer Member as to whether LandfillCo Member either (A) consents to the Developer Member Parent CoC or the Indirect Multiple Project Sale or (B) seeks to invoke the buy-sell procedures set forth in Sections 7.9(b) – (e) below (such notice, a “CoC Election Notice”), provided that if LandfillCo Member fails to timely respond to the CoC Notice during such ten (10) business day period, LandfillCo Member shall be deemed to have consented to such Developer Member Parent CoC or Indirect Multiple Project Sale, as applicable. In the event LandfillCo Member has consented to or is deemed to have consented to such Developer Member Parent CoC or Indirect Multiple Project Sale, as applicable, or in the case of a Transfer to a Prohibited Transferee resulting in a Divestiture Transaction, and any such Developer Member Parent CoC, Indirect Multiple Project Sale or Divestiture Transaction closes, Developer Member Parent or Developer Member shall pay [***] to LandfillCo Member, in immediately available funds, at such closing (the “Consent Fee”). For the avoidance of doubt, if LandfillCo Member elects to invoke the buy-sell set forth in Sections 7.9(b) – (e) and is subsequently deemed to have consented to the applicable Developer Member Parent CoC or Indirect Multiple Project Sale, Developer Member shall not be required to pay LandfillCo Member the Consent Fee; provided, however, and notwithstanding anything to the contrary in this Section, Developer Member shall at all times be required to pay LandfillCo Member the Consent Fee in the event of a Transfer to a Prohibited Transferee resulting in a Divestiture Transaction.
(b)In the event LandfillCo Member timely delivers a CoC Election Notice that elects to invoke the buy-sell procedures set forth in Sections 7.9(b) – (e), then Developer Member shall promptly deliver to LandfillCo Member Developer Member’s good faith determination of [***] (assuming there is not at such time an Event of Default (as defined under the LFG Development Agreement) under the LFG Development Agreement), [***] (such payments and distributions Developer Member and LandfillCo Member would receive, the “Developer Member CoC Purchase Price” and the “LandfillCo Member CoC Purchase Price”, respectively). [***].
(c)[***]. If LandfillCo Member desires to exercise any such right, it shall give written notice to Developer Member within sixty (60) days after its receipt of the Developer Member CoC Purchase Price and the LandfillCo Member CoC Purchase Price and such reasonably sufficient detail with respect to the determination of the Developer Member CoC Purchase Price and the LandfillCo Member CoC Purchase Price (a “Parent CoC Acceptance

Notice”). If a Parent CoC Acceptance Notice is timely delivered and LandfillCo Member elects to so purchase or so sell, the parties shall have up to thirty (30) days after the date of the Parent CoC Acceptance Notice to negotiate in good faith the terms and conditions of the sale and execute the appropriate sale documents, provided that (1) the purchase price of the Interest shall be paid in full in immediately available funds at the closing and (2) in connection with the closing of such transaction, the parties shall execute and deliver definitive agreements customary with respect to such transaction. If a Parent CoC Acceptance Notice is timely delivered and LandfillCo Member elects to require a Divestiture Transaction, then Developer Parent Member (or its shareholder(s) or Affiliate(s)) shall effectuate such Divestiture Transaction as promptly as practicable (and in any event within nine (9) months) following the closing of the Developer Member Parent CoC.
(d)If LandfillCo Member does not timely deliver a Parent CoC Acceptance Notice in accordance with Section 7.9(c) above, then LandfillCo Member shall be deemed to have consented to the Developer Member Parent CoC or Indirect Multiple Project Sale, as applicable, and Developer Parent Member (or its shareholder(s) or Affiliate(s)) shall have a period of up to [***] following the due date for the Parent CoC Acceptance Notice to close such transaction described in the Parent CoC Notice with such third party purchaser. If Developer Member Parent (or its shareholder(s) or Affiliate(s)) does not enter effectuate such closing within such [***] period, it may not close a Developer Member Parent CoC or Indirect Multiple Project Sale transaction without again fully complying with the provisions of this Section 7.9.
(e)The selling Member shall convey such Interest to purchasing Member free and clear of any and all Liens. At the closing of such purchase, the selling Member shall (i) sign such customary documents as may reasonably be requested by the purchasing Member in order to consummate the purchase and sale, and (ii) make the representations and warranties described in the last sentence of Section 7.6(b). The terms of Section 7.6(g) through (j) shall apply to such purchase and sale under this Section, mutatis mutandis.
(f)Notwithstanding anything to the contrary, Developer Member shall cause Developer Member Parent (and its shareholder(s) or equivalent) to comply with the terms of this Section 7.9.
(g)Developer Member and LandfillCo Member shall use commercially reasonable efforts to structure any purchase and sale of Developer Member’s Interest pursuant to this Section 7.9 in a manner that is not reasonably expected to result in an ITC Recapture to any ITC Transferee. Furthermore, no sale of Developer Member’s Interest pursuant to this Section 7.9 shall be made to a Disqualified Person during the Recapture Period unless the Developer Member has indemnified the LandfillCo Member against any adverse Tax effects that may result if such sale results in an ITC Loss, in a manner that is reasonably acceptable to the LandfillCo Member.
(h)7.10    Distributions in Respect of Transferred Interests. If any Interest in the Company is transferred during any accounting period in compliance with the provisions of this Section 7, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the Transferee.
SECTION 8. DISSOLUTION AND LIQUIDATION
8.1Dissolution. The Company shall dissolve upon the first to occur of any of the following events:
(a)The election by the Members to dissolve the Company;

(b)The sale of all or substantially all of the assets of the Company, and the collection of the proceeds of such sales, in one transaction or a series of related transactions;
(c)In the event of the expiration or any termination of the LFG Development Agreement, following the Company’s compliance with its obligations under the LFG Development Agreement and the Site Lease; or
(d)Upon entry of a decree of judicial dissolution under the Act, unless the Company is continued as permitted under the Act.
The Company shall not dissolve as a result of a withdrawal with respect to a Member, and shall continue in full force and effect in accordance with this Agreement until an event described in Section 8.1(a) through (d) occurs. No other event or occurrence shall cause a dissolution or, if it does, the Members shall continue the Company.
8.2Liquidation. Upon dissolution of the Company, the business and affairs of the Company shall be wound up and liquidated as rapidly as business circumstances permit, the Members shall select a Person to act as the liquidating trustee, and the assets of the Company shall be liquidated and the proceeds thereof shall be paid (to the extent permitted by applicable law) in the following order:
(a)First, to creditors, including Members that are creditors, in the order of priority as required by applicable law and by this Agreement;
(b)Second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the liquidating trustee determines in its reasonable discretion;
(c)Third, to the LandfillCo Member in an amount equal to the remaining amount of any Preferred Return payable to the LandfillCo Member pursuant to Section 3.4; and
(d)Thereafter, to the Members in proportion to the positive balances in their respective Capital Accounts; provided that if the Members’ Capital Accounts would not produce liquidating distributions to the Members in the same amounts as they would be entitled to receive if liquidating distributions were made (i) first to the LandfillCo Member in an amount equal to the remaining amount of any Priority Distribution Amount payable to the LandfillCo Member pursuant to Section 3.4 and (ii) thereafter to the Members pursuant to Section 3.1, then notwithstanding Section 4.1(a), after giving effect to the special allocations set forth in Exhibit D, partnership items of income, gain, loss and deduction for the taxable year of liquidation shall be allocated among the Members in such manner as to ensure that, to the greatest extent feasible, following these allocations, the balances in the Capital Accounts of the Members are expected to result in distributions pursuant to this Section 8.2(d) equal to the distributions such Members would have received if liquidating distributions were made as provided in clauses (i) and (ii) of this Section 8.2(d).
If the liquidating trustee determines that an immediate sale of the Company’s assets and liquidation of the Company would cause undue losses to the Members, it may defer liquidation of any assets, other than those assets necessary to satisfy current obligations, for a reasonable time, or may distribute such assets in kind according to the order and priority set forth in this Section 8.2. Any assets distributed in kind shall be valued and treated as though the assets were sold and the cash proceeds were distributed.
8.3Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 8.2 in order to minimize any losses otherwise related to that winding up. A reasonable time shall include the time necessary to sell the assets.
8.4Notice to Secretary of State. Following the dissolution and the completion of the winding up of the Company, the Company shall file a Certificate of Cancellation with the Secretary of State of Delaware which cancels the Certificate of Formation.
8.5Deficit Capital Account. Upon liquidation, each Member shall look solely to the assets of the Company for the return of that Member’s Capital Contribution. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
8.6Deemed Contribution and Distribution. Notwithstanding any other provision of this Section 8, in the event that the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but no dissolution has occurred, the assets of the Company shall not be liquidated, the debts and other liabilities of the Company shall not be paid or discharged, and the affairs of the Company shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have contributed all of its assets and liabilities to a new limited liability company, and then deemed to liquidate by distributing interests in the new limited liability company to the Members.
SECTION 9. GOVERNING LAW; DISPUTE RESOLUTION
9.1Governing Law. The laws of the State of Delaware, without regard to conflicts of laws principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.
9.2Dispute Resolution. Any claim, demand, disagreement, controversy or dispute that arises regarding, from or in connection with this Agreement or the breach or alleged breach or termination thereof, including whether a Member is a Defaulting Member and including a deadlock on a Major Decision (collectively, a “Dispute”), between the Members shall be resolved in accordance with the following dispute resolution procedures:
(a)Executive Committee. If a Dispute arises, a Member may notify the other Member by sending a written notice (a “Dispute Notice”), which Dispute Notice shall identify the Dispute in reasonable detail and set forth briefly the notifying Member’s position with respect to the Dispute. Upon receipt of any Dispute Notice, the Executive Committee members shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the next ten (10) days.
(b)Elevation of Dispute. If the Executive Committee members are unable to resolve the Dispute within the ten (10) day period described in Section 9.2(a), then LandfillCo Member shall submit the Dispute to the Senior Vice President, Sustainability Innovation (or similar title) of [***], and Developer Member shall submit the dispute to the Co-Chief Executive Officer of OPAL Fuels Inc. Such persons shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the ten (10) business day period following the ten (10) day period described in Section 9.2(a).
(c)Mediation. In the event that the Dispute is not resolved pursuant to the procedures described in Section 9.2(b), either Member may request that the Dispute be submitted to mediation by providing a notice of mediation (the “Mediation Notice”) to the other Member. The Mediation Notice shall be issued within ten (10) business days following the conclusion of the ten (10) business day discussion period described in Section 9.2(b) and shall identify the unresolved Dispute in reasonable detail.

(i)Selection of the Mediator. The Members agree that the Dispute shall be submitted to a single mediator, acceptable to both parties, who has at least twenty (20) years’ of experience in the landfill gas-to-energy business. The Members shall use their commercially reasonable efforts to mutually select a qualified mediator within five (5) business days after the Mediation Notice has been delivered. If the Members cannot agree on the mediator within such five (5) business day period, then a Member may request that Judicial and Mediation Services (“JAMS”) appoint the mediator (who must have the qualifications described above). The Member seeking action by JAMS shall request that the appointment be made within ten (10) days.
(ii)The Mediation. The mediation shall be held on a date and at a place and time mutually acceptable to the mediator and the Members as soon as practicable following the appointment of the mediator, but in no event later than thirty (30) days thereafter. At least seventy-two (72) hours in advance of the mediation, each Member shall deliver to the other Member and the mediator its written analysis of the Dispute and its position on all aspects thereof. The mediator shall determine the format of the mediation to ensure that the Members have an opportunity to make an oral presentation of their views of the Dispute and to explain their positions.
(d)Fees and Expenses. Except to the extent specifically set forth in Section 9.2(f), the Members shall pay their own fees and expenses incurred in connection with the Dispute resolution proceedings set forth in this Section 9.2, provided that the fees paid to JAMS and the mediator shall be borne equally by the Members.
(e)Unsuccessful Mediation; Waiver of Jury Trial. If the mediation is unsuccessful in resolving the Dispute, any Member may seek legal recourse in a court of competent jurisdiction in the State of Delaware. By execution and delivery of this Agreement, with respect to any dispute, each of the Members knowingly, voluntarily and irrevocably (i) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts, (ii) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction, (iii) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Delaware, (iv) waives any right to trial by jury, (v) agrees that any such dispute will be decided by court trial without a jury, (vi) understands that it is giving up valuable legal rights under this Section 9.2(e), including the right to trial by jury, and that it voluntarily and knowingly waives those rights, and (vii) agrees that any Member may file an original counterpart or a copy of this Section 9.2(e) with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section 9.2(e). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH MEMBER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH MEMBER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(f)Attorneys’ Fees. Should any litigation or proceeding be properly commenced under this Agreement as provided in Section 9.2(e), the successful party in such litigation or proceeding shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
SECTION 10. REPRESENTATIONS, WARRANTIES AND COVENANTS
10.1General Representations, Warranties and Covenants of the Members. Each Member hereby severally, and not jointly, represents, warrants and covenants to the Company and each other Member, with respect to itself only, that the following statements are true and correct as of the Effective Date and, with respect to Sections 10.1(c), (d), and (e), shall be true and correct at all times that such Member is a Member:
(a)Nature of Investment. Its Interest has been acquired for its own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling such Interest, and that the Member will not Transfer, or attempt to Transfer, its Interest in violation of the Securities Act of 1933 or any other applicable federal or state law.
(b)Proper Authorization. (i) The Member is duly organized and has the power and authority to enter into this Agreement and perform its obligations under this Agreement; (ii) this Agreement has been duly executed and delivered by such Member, and constitutes a legal, valid and binding obligation, enforceable against such Member in accordance with its terms; and (iii) neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor the performance of this Agreement (A) requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any third party, including any governmental authority, or (B) will contravene any existing law or any judgment, decree or order, or will contravene or result in any breach of, or constitute any default under, any material agreement or instrument, in each case to which such Member is a party or by which it is bound.
(c)Source of Contributions. Either (i) no part of the aggregate Capital Contributions made by such Member constitutes assets of any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101(f), as modified by Section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (ii) the source of the funding used to pay the Capital Contribution made by such Member to acquire any Interest is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile.
(d)Member Status. Such Member (or, if such Member is disregarded as separate from its owner for federal income Tax purposes, the Person that is treated as the owner of such Member’s assets for federal income Tax purposes) is a United States Person that is not subject to withholding under Code Section 1446, and such Member is not, and during the Recapture Period will not become, a Disqualified Person.
(e)Related Person. Such Member is not, and during the Recapture Period will not become, a Related Person.

(f)Tax-Exempt Financing. No contributions made by such Member were funded directly or indirectly by obligations the interest on which is exempt from tax under Code Section 103.
(g)Tax Credits and Grants. As of the Effective Date, neither such Member nor any Affiliate thereof has claimed any tax credits (including the ITC) or any depreciation or amortization allowance or deduction with respect to the Project or any property or equipment included therein. No Person has applied for any rebate or grant (including a grant under Section 1603 of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, as amended) with respect to the Project or any property or equipment included therein.
10.2Additional Representations, Warranties and Covenants of Developer Member. Developer Member hereby represents, warrants and covenants to LandfillCo Member that the following statements are true and correct:
(a)Tax Basis. The Developer Member shall provide the LandfillCo Member with a Cost Segregation Report as soon as practicable following completion of construction of the Project that summarizes the aggregate cost basis of the property and equipment included in the Project which the Cost Segregation Consultant has determined qualifies as “energy property” in Section 48(a)(3)(A)(x) of the Code.
(b)Accuracy of Information. All written information supplied by Developer Member to the Cost Segregation Consultant with respect to the Project (i) will be true, correct and complete in all material respects on the date so supplied and (ii) will be supported by internal records (e.g., invoices) that will be available to LandfillCo Member upon its reasonable request.
(c)Tax-Exempt Issues. The Developer Member did not take any action prior to the Effective Date to cause the assets of the Company (including the Project or any property or equipment therein) to become (i) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (ii) “public utility property” within the meaning of Section 168(f)(2) of the Code, or (iii) imported property of the kind described in Section 168(g)(6) of the Code.
(d)Start of Construction. On October 10, 2024, [***], a Delaware limited liability company, entered into that certain Engineering, Procurement and Construction Agreement (the “EPC Agreement”) with Stearns, Conrad and Schmidt, Consulting Engineers, Inc., a Virginia corporation doing business as SCS Field Services/SCS Energy (“SCS”) pursuant to which, (i) [***] issued that certain Purchase Order No. RNG 085985 on October 10, 2024, along with a limited notice to proceed per the EPC Agreement, to SCS in the total amount of $[***] with respect to a carbon dioxide removal system (the “Safe Harbor Equipment”) from Air Liquide Advanced Technologies US LLC (“Air Liquide”), and (ii) SCS, in turn, issued that certain Purchase Order No. 06-PO1281 on October 15, 2024 to Air Liquide with respect to the Safe Harbor Equipment (the EPC Agreement, Purchase Order No. RNG 085985 and Purchase Order 06-PO1281, collectively, the “Safe Harbor Agreements”).
(e)As of the Effective Date, there have been no amendments or change orders to the Safe Harbor Agreements that would affect whether the Safe Harbor Agreements are binding contracts for federal income tax purposes as of the date each was executed. As of the Effective Date, there have been no material changes to the design or specifications of the Safe Harbor Equipment since the Safe Harbor Agreements were executed. As of the execution date of the Safe Harbor Agreements, the Developer Member intended to incorporate and place in service the Safe Harbor Equipment as part of the Project for federal income tax purposes. The documents the Developer Member provided to the LandfillCo Member to show construction of the Project commenced within the meaning of Section 48(a)(9)(B)(ii) of the Code on or before December 31, 2024 were true, correct and complete in all material respects on the date so supplied.
(f)PWA Compliance. Each Construction Contract contains provisions that are intended to comply with the prevailing wage and apprenticeship requirements in Sections 48(a)(10)(A) and 48(a)(11) of the Code and the Treasury Regulations promulgated thereunder.
10.3Survival Period. All representations or warranties set forth in this Section 10 shall survive until sixty (60) days after expiration of the applicable statute of limitations; provided that, if written notice of a claim for indemnification has been given by an Indemnified Member on or prior to the last day of the foregoing period, the obligation of the Indemnifying Member to indemnify such Indemnified Member under Section 5.9 shall survive with respect to the applicable Claim until such Claim is finally resolved. All covenants set forth in this Agreement shall survive until the earlier of (i) performance in full of the applicable obligations set forth in such covenants and (ii) sixty (60) days after the expiration of the applicable statute of limitations.
SECTION 11. ITC TRANSFER ELECTIONS
11.1Transfer Election. Each Member (any such Member, the “ITC Transferor Member”) may, by written notice to the Executive Committee and each other Member, unilaterally cause the Company to make a valid election pursuant to Code Section 6418 and the Treasury Regulations promulgated thereunder and any Treasury or IRS guidance that is associated therewith (collectively, the “ITC Transfer Legal Requirements” and any such election, an “ITC Transfer Election”) to transfer all or any specified portion of such Member’s distributive share of ITCs with respect to the eligible credit property comprised within the Project (an “ITC Transfer”) to one or more persons who are not related to the Company within the meaning of Code Sections 267(b) and 707(b)(1) (the “ITC Transferee”), provided the requirements in this Section 11 are met. The ITC Transferor Member shall arrange for a tax credit sale agreement (the “Tax Credit Purchase Agreement”) to be entered into solely by the ITC Transferor Member and the ITC Transferee reflecting the terms of the ITC Transfer that comply with the requirements in this Section 11, and matters not set forth in this Section 11 shall be in form and substance reasonably satisfactory to the Executive Committee (other than with respect to the price of the ITCs). The ITC Transferor Member shall cause any ITC Transfer Election and subsequent ITC Transfer to comply with the ITC Transfer Legal Requirements. The Executive Committee shall have the right to reject any proposed ITC Transfer or Tax Credit Purchase Agreement that does not comply with the requirements in this Section 11.
11.2Transfer Election Terms. If an ITC Transferor Member desires to make an ITC Transfer, (i) the ITC Transferor Member shall provide the Executive Committee with the necessary information regarding such ITC Transferee to enable the Executive Committee to confirm compliance with the terms of this Section 11 and to enable the Company to complete the ITC Transfer Election statement to be filed with the Company’s Tax Return, (ii) the Executive Committee shall cause the Company to timely furnish to the ITC Transferor Member, the ITC Transferee and the IRS, as applicable, all information and documentation reasonably requested and filings necessary to effectuate such ITC Transfer in compliance with the ITC Transfer Legal Requirements, and (iii) the Executive Committee shall cause the Company to complete the “pre-filing registration” process in compliance with ITC Transfer Legal Requirements and file the required ITC Transfer Election statement with the Company’s Tax Return. The ITC Transferor Member shall economically bear all reasonable and documented transaction costs and expenses (including fees of external legal counsel) (such costs and expenses, the “ITC Transfer Costs”) incurred by or on behalf of the Company and each other Member in connection with the ITC Transfer Election and ITC Transfer (including any reasonable and documented costs and expenses (including fees of external legal counsel) incurred in connection with making any agreed upon modifications to this Agreement, the LFG Development Agreement or any other agreements or documents as a result of such ITC Transfer). Neither the Company nor any other Member shall be required to make any representations in the Tax Credit Purchase Agreement, and the ITC Transferor Member and its Affiliates (excluding, for the avoidance of doubt, the Company and the other Member) shall be solely responsible for any indemnity owed to an ITC Transferee pursuant to the Tax Credit Purchase Agreement. The ITC Transferor Member shall indemnify, defend and hold harmless the Company and each other Member (as provided in Section 5.9) on an After-Tax Basis, from and against any damages related to or arising from such ITC Transfer. The Executive Committee shall not consent to any ITC Transfer if the Company or Members other than the ITC Transferor Member have a potential indemnity obligation to an ITC Transferee that would not be subject to indemnification by the ITC Transferor pursuant to Section 5.9 or this Section 11.2. The economic cost to the Company or the Members of the transfer of any ITCs (including as a result of transferring for less than full value and the time value of money in the event the transferee makes payment at a point in time that is later than when the ITC was intended to be recognized pursuant to this Agreement) will be borne by ITC Transferor Member.
SECTION 12. MISCELLANEOUS
12.1LandfillCo Member’s First Right to Bid. The Members agree that to the extent the Company requires remediation or other clean-up services, LandfillCo Member or its designated Affiliate shall have the first right to bid on, and the last right to match, any contract or other arrangement with respect to such services. The Company shall provide LandfillCo Member with written notice of any remediation or other clean up services to which this Section 12.1 pertains, together with a reasonable time to respond, taking into account the particular situation for which the services are required.
12.2Notices. Notices with respect to Executive Committee matters shall be handled as provided in Section 5.3. Notices with respect to Member matters may be delivered either by private messenger service, electronically or by mail. Any notice or document required or permitted hereunder to a Member shall be in writing and shall be deemed to be given on the date delivered, if delivered by private messenger service or electronically, or the date received by the Member, if delivered by mail. The address of each of the Members shall for all purposes be as set forth on Exhibit A hereto unless otherwise changed by the applicable Member by notice to the other Members as provided herein.
12.3Binding Effect; Amendments. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees and assigns; provided that the foregoing shall not be deemed to (a) authorize any Transfer not otherwise permitted under this Agreement, (b) confer upon the assignee of a Member’s Interest any rights not specifically granted under this Agreement, or (c) supersede or modify in any manner any provision of Section 7. Subject to the further provisions of this Agreement, this Agreement may be amended from time to time by a written instrument signed by the Members.
12.4Construction. The headings of Sections of this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Words such as “hereof” and “herein” refer to this Agreement as a whole, unless the context otherwise requires. All dollar references set forth herein are in United States dollars. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
12.5Time. Time is of the essence with respect to this Agreement.

12.6Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
12.7Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
12.8Incorporation by Reference. The Exhibits attached to this Agreement and referred to herein are hereby incorporated in this Agreement by reference. This Agreement, the Exhibits hereto, the LFG Development Agreement, the Site Lease, and the Operational Agreements contain all of the agreements between the parties hereto with respect to the Company and supersede any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof (including, without limitation, that certain Memorandum of Understanding, dated October 23, 2024 between Affiliates of the Members). No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.
12.9Additional Documents. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
12.10Waiver of Action for Partition. Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company’s property.
12.11Counterpart Execution; Electronic Signatures. This Agreement may be executed in any number of counterparts pursuant to original or electronic copies of signatures with the same effect as if both of the parties hereto had signed the same document pursuant to original signatures. All counterparts shall be construed together and shall constitute one agreement.
12.12No Waiver. No consent or waiver, express or implied, by any Member of any breach or default by the other Members in the performance by such Member of its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or the other Member. Failure by any Member to complain of any act or omission to act by the other Member, or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement.
12.13Third Parties. Other than as provided in Section 5.8, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Without limiting the generality of the foregoing, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.
12.14Further Assurances. The parties hereto shall execute all further instruments and perform all acts which are or may become necessary to effectuate and to carry on the Business contemplated by this Agreement.
12.15Non-Disclosure; Press Releases. No Member will publicly disclose the existence of this Agreement or its terms without the prior written consent of the other Member, except as may be required under applicable law, securities regulations, or stock exchange rules; provided, however, if this Agreement or any of its terms are required to be so disclosed by Opal Fuels Inc., the Members shall work together in good faith and use commercially reasonable efforts to agree on such disclosure with reasonable redactions as permitted under applicable law. Further, the

Members agree that all press releases or other publicity relating to the existence or substance of the Company and this Agreement shall be coordinated among the Members and will not be released without mutual agreement.
12.16No Limitation of LLC Agreement. Notwithstanding anything to the contrary set forth in this Agreement or in any Operational Agreement, the parties hereto agree that no term or condition of any Operational Agreement shall modify, amend, supplement or expand the terms of this Agreement and to the extent any term or condition of this Agreement conflicts with or purports to so supplement or expand or is not expressly contemplated or permitted under the LLC Agreement, any Member may request an amendment to any such Operational Agreement to remedy such conflict or remove such term or condition from such Operational Agreement and, in such case, the parties hereto shall effectuate such amendment to such Operational Agreement and cause their respective Affiliates, as applicable, to effectuate such amendment to such Operational Agreement.
12.17Company Claims Under Affiliated Agreements. If any Member reasonably believes in good faith that the Company is entitled to pursue rights and remedies pursuant to any transaction or agreement between a Member or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, including any of the Operational Agreements, at law, in equity or otherwise, the members of the Executive Committee who are appointed by the Member who is not (and whose Affiliates are not) the subject of such rights and remedies (the “Non-Affiliated Executive Committee Members”) shall be entitled to cause the Company (without the consent of the Member or the members of the Executive Committee designated by the Member who is, or whose Affiliate is, the subject of such rights and remedies (the “Affiliated Executive Committee Members”)) to take all lawful actions necessary to make and pursue such rights and remedies, including by taking all lawful actions necessary to enforce the Company’s applicable rights and remedies; provided that prior to the Non-Affiliated Executive Committee Members causing the Company to take any such action, the parties hereto shall comply with the terms and conditions of Section 9.2.
12.18Assignment of Existing Operational Agreements. In the event of the assignment of any of the Existing Operational Agreements to the Company, the parties agree as follows:
(a)In the event any Existing Operational Agreement is assigned to the Company, the Developer Member and its Affiliate that is a party to such Existing Operational Agreement (“Affiliate Assignor”) shall, contemporaneously with such assignment, jointly and severally, make customary representations and warranties to the Company in a separate written agreement with respect to the following:
(i)Such Existing Operational Agreement is valid and binding on Affiliate Assignor in accordance with its terms and is in full force and effect.
(ii) Neither Developer Member, Affiliate Assignor nor, to Developer Member’s or Affiliate Assignor’s actual knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, or otherwise indicated its desire to terminate, any such Existing Operational Agreement.
(iii)There is no event of default under any such Existing Operational Agreement and to Developer Member’s and Affiliate Assignor’s actual knowledge, no event or circumstance has occurred that would constitute, or with the passage of time if not cured would constitute, an event of default under any such Existing Operational Agreement or result in a termination thereof.

(iv)Complete and correct copies of such Existing Operational Agreement (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Company.
(v)There are no disputes pending or, to Developer Member’s and Affiliate Assignor’s actual knowledge, threatened under any such Existing Operational Agreement.
(vi)Such other representations and warranties as may be reasonable based on the circumstances existing at such time.
12.19(b)     Developer Member shall indemnify and hold harmless the Company from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of (i) any breach or default by Affiliate Assignor or any party under any Existing Operational Agreement resulting from any fact, circumstance, act or omission existing prior to the date any such Existing Operational Agreement is assigned to the Company, and (ii) any inaccuracy in or breach of any of the representations and warranties set forth in Section 12.18(a) and made pursuant to such separate written agreement referenced in Section 12.18(a).
12.20Glossary.
(a)For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.19:
“Act” means the Delaware Limited Liability Company Act as from time to time in effect in the State of Delaware, or any corresponding provisions of any succeeding or successor law of such State.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:
(a)Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and
(b)Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” has the meaning given that term in the introductory paragraph to this Agreement.

“Bankruptcy” means, with respect to a Person, the happening of any of the following: (a) the making by such Person of a general assignment for the benefit of creditors; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing by such Person of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person to be bankrupt or insolvent; (d) the filing by such Person of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing by such Person of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against such Person in any bankruptcy proceeding; (f) the filing by such Person of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of such Person’s properties; (g) the commencement against such Person of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within one hundred twenty (120) days; or (h) the appointment, without the consent or acquiescence of such Person of a liquidating trustee, receiver or other liquidator of all or any substantial part of such Person’s properties without such appointment being vacated or stayed within ninety (90) days and, if stayed, without such appointment being vacated within ninety (90) days after the expiration of any such stay.
“Business Plan” means the business plan developed by Developer Member and approved by the Members for the business activities to be conducted by the Company.
“Capital Account” means the capital account maintained for each Member in accordance with Section 4.3.
“Capital Contribution” means, with respect to any Member, the amount of money and the net Fair Market Value of any property (other than money) actually contributed to the Company by such Member pursuant to any provision of this Agreement.
“Certificate of Cancellation” means the document required to be filed with the Delaware Secretary of State to terminate the existence of the Company.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
“Company” has the meaning given in the introductory paragraph to this Agreement and shall include any limited liability company continuing the business of this Company in the event of dissolution as herein provided.
“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).
“Construction Contract” means a contract or sub-contract related to the construction, alteration, repair or commissioning of the Project or any component thereof, including the EPC Agreement.

“Construction Contractor” means SCS and any other Person responsible for the construction, alteration, repair or commissioning of the Project or any component thereof pursuant to a Construction Contract.
“Cost Segregation Consultant” means an independent appraiser of recognized standing mutually selected by the Members.
“Cost Segregation Report” shall mean a report by the Cost Segregation Consultant that addresses the classification of the components of the Project for depreciation and ITC purposes and allocates the cost of the Project among such assets for depreciation and ITC purposes.
“CPI” means the “All-Items” component of the consumer price index for all urban consumers, U.S. city average, as published by the Bureau of Labor Statistics, or successor thereto.
“Developer Member” has the meaning given that term in the introductory paragraph to this Agreement and permitted successors or assigns of Developer Member.
“Developer Member Parent” means Developer Member’s ultimate parent entity with its securities traded on a public stock exchange (currently OPAL Fuels Inc.).
“Developer Member Parent CoC” means, whether in a single transaction or a series of related transactions, (a) the acquisition after the date of this Agreement (in one transaction or a series of related transactions), directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act) of the beneficial ownership of the securities of Developer Member Parent possessing fifty percent (50%) or more than fifty percent (50%) of the total combined voting power of all outstanding securities of Developer Member Parent, (b) a merger, consolidation or other similar transaction involving Developer Member Parent, except for a transaction in which the holders of the outstanding voting securities of Developer Member Parent immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction, or (c) the sale, transfer or other disposition of all or substantially all of the assets of Developer Member Parent.
“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by Chapter 1 of the Code (including (i) any previously tax-exempt organization within the meaning of Code Section 168(h)(2)(E) and (ii) any tax-exempt controlled entity within the meaning of Code Section 168(h)(6)(F)(iii) unless such entity makes or has in effect the election provided in Code Section 168(h)(6)(F)(ii) for the applicable taxable year in which the entity or its subsidiary becomes a Member of the Company), (c) any Person who is not a United States Person, (d) any Indian tribal government described in Code Section 7701(a)(40), (e) a Person whose ownership of a Membership Interest would result in a disallowance or reduction of ITCs pursuant to Code Section 50(d) (other than any disallowance or reduction that constitutes a personal limitation on such Person’s ability to claim its otherwise allocable share of such ITC), and (f) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a) through (e) unless such Person owns its interest indirectly through a taxable “C” corporation, other than one described in clause (b)(ii) that has not made or have in effect a Code Section 168(h)(6)(F)(ii) election for the applicable taxable year; provided, however, that any such Person described in clause (a), (b), (c) or (d) shall not be considered a Disqualified Person to the extent the exception under Code Section 168(h)(1)(D) or 168(h)(2)(B)(i) applies with respect to such Person’s distributive share of the Company’s income. For the avoidance of doubt, any Person whose direct or indirect ownership of units of the Company would cause any asset of the Company or any asset of any subsidiary of the Company to be treated (wholly or partly) as “tax-exempt use property” under Code Section 168(h) shall be a Disqualified Person.
“Divestiture Transaction” means a Transfer of all of Developer Member’s Interest to a Transferee that is not a Prohibited Transferee.
“Electric Project Agreements” means the following agreements between [***], or an Affiliate thereof, and Developer Member, or an Affiliate thereof: (a) Amended and Restated Gas Sale and Purchase Agreement dated as of April 20, 2010, as amended, (b) Amended and Restated Site Lease Agreement effective as of April 20, 2010, as amended, (c) Excess Landfill Gas Sale and Purchase Agreement dated as of June 10, 2010, as amended, (d) Site Lease Agreement, dated as of June 10, 2010, and (e) any other agreements with respect to the Electric Project, as amended.
“Emergency Funding Determination” means (a) a sudden or unexpected event (including any release or threatened release of hazardous substances into the environment or events necessitating a repair) that causes, or risks causing imminent, substantial damage to any of the assets or properties of the Company or the property of any other Person, death of or injury to any Person, damage or substantial risk of damage to natural resources (including wildlife) or the environment, safety concerns associated with the continued operations of the assets and properties of the Company, or non-compliance with any applicable law, or (b) an imminent default under a material contract, in each case, which event can be cured or prevented by additional funds being contributed to or loaned to the Company; provided, however, that an Emergency Funding Determination may not be made unless a capital call has been proposed in writing by a Member to the other Members to address such event and the Members have failed to approve such capital call within five (5) business days of such proposal.
“Existing Operational Agreements” means that certain (a) Renewable Natural Gas Interconnection Agreement, made as of April 29, 2020, between [***], a Delaware limited liability company and an Affiliate of Developer Member, and Public Service Company of North Carolina, Incorporated, a South Carolina corporation doing business as Dominion Energy North Carolina, and (b) the EPC Agreement, but in the case of (a) and (b), only if assigned to the Company pursuant to the terms of this Agreement.
“Fair Market Value” means the fair market value of the asset in question, as determined in the good faith judgment of the Members.
“Final Determination” means (a) in the case of an ITC Loss resulting from an IRS adjustment, the resolution of any liability for any tax for any taxable period by or as a result of: (i) a final decision, judgment, decree or other order by any court of competent jurisdiction, without regard to whether any period of appeals has expired; (ii) in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in a net operating loss or business credit carry forward, a decision, judgment or decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or order has become final and non-appealable; (iii) the execution of an IRS Form 870 or IRS Form 870AD, the execution of an IRS Form 906 or other closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable arrangement made with the IRS; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations; and (b) in the case of an ITC Loss resulting from an adjustment made by the Company, (i) the delivery to a Member of a Schedule K-1 for the taxable year in which the Placed in Service Date occurs that reflects an ITC Loss; (ii) the delivery to a Member of a Schedule K-1 that identifies any ITC Loss with respect to the Member; or (iii) the filing of an amended federal income tax information return that reduces, as the result of an ITC Loss, the ITC allocable to or realized by or on behalf of the Member as shown on the Company’s previously filed federal income tax information return.
“Fiscal Year” means the calendar year.
“GAAP” means U.S. generally accepted accounting principles consistently applied.
“Indemnity Rate” means [***] per annum, calculated on a compounded basis.
“Interest” means, with respect to a Member, such Member’s ownership interest and rights as a Member in the Company, including the Member’s right to a share of the Profit and Loss (or items thereof) of the Company, its right to distributions and to a share of the assets of the Company on liquidation and its right to participate in the management of the business and affairs of the Company.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“ITC” means the investment tax credit described in Section 48 of the Code or any successor to such section.
“ITC Loss” means any (a) loss, denial, disallowance, reduction or deferral of the ITC, (b) inability to claim all or a portion of an ITC or (c) ITC Recapture, in each case with respect to the ITC that is allocated to the Members pursuant to Section 4.1.
“ITC Recapture” means a recapture of all or a portion of the ITC pursuant to Code Section 50(a).
“ITC Transferor Member” has the meaning set forth in Section 11.1.
“Landfill” means the [***] Landfill located near [***], North Carolina, as more particularly described in the LFG Development Agreement
“LFG Development Agreement” means that certain Landfill Gas Development Agreement between the Company and [***] executed and delivered contemporaneously with this Agreement whereby the Company develops and operates the Project at the Landfill for the processing of landfill gas into RNG for sale to unaffiliated third parties pursuant to the terms of such Landfill Gas Development Agreement, this Agreement and the other related agreements.
“Lien” means any security interest, pledge, mortgage, deed of trust, lien (including environmental and tax liens), charge, judgment, encumbrance, adverse claim, claim arising under Section 506(c) of the Bankruptcy Code (Title 11 of the United States Code), preferential arrangement, fraudulent transfer or other avoidance claim or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and any lien, interest, restriction or limitation arising from or relating to personal or other property tax, sales and transaction privilege, claim of successor liability for any alleged unpaid sales or other tax, and any other lien or assessment of any governmental authority, whether or not allowable, recorded or contingent.
“MACRS” means the Modified Accelerated Cost Recovery System described in Sections 168(a), (b), (c), and (d) of the Code.
“Member” means Developer Member and LandfillCo Member, and any Person that is admitted as a Member pursuant to the terms of this Agreement, in each case, until such time as such Person ceases to hold an Interest in the Company or otherwise ceases to be a Member of the Company in accordance with this Agreement.
“Net Cash Flow” means, during any fiscal period, the gross cash proceeds from Company operations, less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements and expenditures, replacements and contingencies, all as reasonably determined by the Members. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash expenses, and shall be increased by any reductions of reserves previously established. Net Cash Flow shall not include any proceeds of any ITC Transfer.
“Partner Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i).
“Partner Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i).
“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.
“Percentage Interests” means the Members’ ownership interests expressed as a percentage. The Percentage Interests of the Members are set forth on Exhibit A.
“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.
“Placed in Service Date” means the date the Project is placed in service for purposes of Code Section 48.
[***]

“Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to this Agreement, and otherwise adjusted by the Members to comply with the Treasury Regulations.
“Project Milestone RNG Marketing Agreement” means the Project Milestone (as defined in the LFG Development Agreement) identified on Exhibit B attached to the LFG Development Agreement pursuant to which a RNG Marketing Agreement must be executed and delivered within the time period set forth for such Project Milestone (as defined in the LFG Development Agreement) on Exhibit B attached to the LFG Development Agreement.
“Recapture Period” means the period commencing on the Placed in Service Date and expiring on the fifth (5th) anniversary of the Placed in Service Date.
“Related Person” means any Person who is related to any purchaser of RNG from the Company for purposes of application of the loss disallowance rules of Code Section 267(a) or Section 707(b)(1) to sales of RNG by the Company.
“LandfillCo Member” has the meaning given that term in the introductory paragraph to this Agreement and permitted successors or assigns of LandfillCo Member.
“Site Lease” means that certain Site Lease Agreement between the Company and [***] executed and delivered contemporaneously with this Agreement whereby the Company leases certain real property at the Landfill for the Project and is otherwise granted access to the Project pursuant to the terms of such Site Lease Agreement and the other related agreements.
“SOFR” means the Secured Overnight Financing Rate as published by the New York Federal Reserve.
“Tax” or “Taxes” means any taxes, assessments, charges, fees customs, duties, levies and other governmental charges in the nature of taxes imposed by any governmental authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, transaction privilege, speculative builder, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, customs, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or (b) a contractual obligation to indemnify or reimburse any person or other entity.
“Tax Return” means any return, report, information return, declaration, statement, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including amendments thereto.

“Taxing Authority” means the agency or department of the governmental authority responsible for the administration and collection of any Taxes, including IRS and Treasury.
“Tax Value” means, with respect to any property of the Company, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g).
“Transfer” means, whether in a single transaction or a series of related transactions, any direct or indirect sale, assignment, transfer, gift, conveyance, exchange, hypothecation, mortgage, pledge, grant of a security interest or other disposition or encumbrance or the acts thereof of all or any portion of an Interest in the Company, including, without limitation, a Direct Project Only Sale, an Indirect Project Only Sale, a Developer Member Parent CoC or an Indirect Multiple Project Sale. “Transferred” and “Transferring” shall have correlative meanings. For purposes of this definition, the direct or indirect sale or transfer of fifty percent (50%) or more than fifty percent (50%) of the equity ownership of a Member, or fifty percent (50%) or more than fifty percent (50%) of the legal and equitable interest in a Member, as applicable, or a change in the possession of the power to direct or cause the direction of the day-to-day management and policies of a Member, shall be deemed to be a Transfer by such Member’s Interest in the Company. Notwithstanding the foregoing, an assignment, sale or transfer of the equity of, or a change in the possession of the power to direct or cause the direction of the day-to-day management and policies of LandfillCo Member’s ultimate parent entity with its securities traded on a public stock exchange (currently [***]) shall not be deemed to be a Transfer.
“Transferee” means a Person to whom a Transfer is made.
“Treasury” means the United States Department of the Treasury or any successor department.
“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term will be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).
“United States Person” means a “United States person” as defined in Code Section 7701(a)(30).
(c)The following terms, as used in this Agreement, are defined in the following Sections of this Agreement:

Term	Sections
“Acceptance Notice”	7.5(b)
“Agreement”	Preamble
“Affiliate Assignor”	12.18(a)
“Affiliated Executive Committee Members”	12.17
“Air Liquide”	10.2(d)
“Appraised Value”	7.6(f)
“Assignee”	7.4

Term	Sections
“Assignor”	Exhibit B
“[***]”	Recital A
“Budget”	5.4(b)
“Business”	1.4
“Buy/Sell Procedure”	7.6
“Certificate”	1.2
“Claims”	5.9(c)
“Claim Notice”	5.9(c)
“Closing”	7.6(g)
“CoC Election Notice”	7.9(a)
“CoC Notice”	7.9(a)
“Competitive Bid Process”	5.4(b)
“Confidential Information”	5.10
“Consent Fee”	7.9(a)
“Contest”	5.9(e)
“Defaulting Member”	5.6(a)
“Delegations”	5.1(a)
“Designated Individual”	6.7(b)
“Direct Project Only Sale”	7.5(a)
“Dispute”	9.2
“Dispute Notice”	9.2(a)
“Effective Date”	Preamble
“Electric Project”	Recital A
“Eligible Member”	7.6
“Emergency Funding Amount”	2.2(e)
“Emergency Funding Loan”	2.2(e)
“EPC Agreement”	10.2(d)
“Executive Committee”	5.2(a)
“Executive Committee Votes”	5.3(a)
“Indemnified Member”	5.9
“Indemnifying Member”	5.9
“Indemnitee”	5.8
“Indirect Project Only Sale”	7.5(a)
“Indirect Multiple Project Sale”	7.5(a)
“ITC Transfer”	11.1
“ITC Transfer Costs”	11.2
“ITC Transfer Election”	11.1
“ITC Transfer Legal Requirements”	11.1
“ITC Transferee”	11.1
“ITC Transferor Member”	11.1
“JAMS”	9.2(c)(i)
“Loan”	2.2(d)
“Losses”	5.9(a)
“Major Decision”	5.2(e)

Term	Sections
“Mediation Notice”	9.2(c)
“Member Loan”	2.5
“Most Favorable Bid”	5.4(b)
“Non-Affiliated Executive Committee Members”	12.17
“Offer to Sell or Purchase”	7.6(a)
“Offeree”	7.6(a)
“Offeror”	7.6(a)
“OFSS”	5.4(b)
“Parent CoC Acceptance Notice”	7.9(c)
“Parent CoC Notice”	7.9(a)
“Partnership Representative”	6.7(a)
“Permitted Activities”	5.7(b)
“Preferred Return”	3.4
“Priority Distribution”	3.4
“Project”	Recital B
“Purchase Price”	7.6(f)
“Regulatory Allocations”	Exhibit D
“Response”	7.6(c)
“RNG”	Recital B
“RNG Marketing Agreement”	5.4(b)
“Safe Harbor Agreement”	10.2(d)
“Safe Harbor Equipment”	10.2(d)
“Sale Notice”	7.5(a)
“SCS”	10.2(d)
“Settlement Notice”	5.8(c)
“Tax Credit Purchase Agreement”	11.1
“Tax Information”	5.10
“Third Party Offer Period”	7.5(c)
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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.
MEMBERS:

[***], a Delaware limited liability company

By:
Name:
Title:

[Signatures continue on next page]

[Signature Page to Limited Liability Company Agreement
of [***]]

[***], a Delaware limited liability company

By:
Name:
Title: